Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of November 22, 2024

by and among

NEXPOINT DIVERSIFIED REAL ESTATE TRUST,

NEXPOINT DIVERSIFIED REAL ESTATE TRUST OPERATING PARTNERSHIP, L.P.,

NXDT INTERMEDIARY, LLC,

NXDT HOSPITALITY HOLDCO, LLC,

NEXPOINT HOSPITALITY TRUST,

NHT INTERMEDIARY, LLC,

NHT HOLDINGS, LLC,

and

NHT OPERATING PARTNERSHIP, LLC

i

ii

Exhibit A	Form of Company Tax Representation Letter
Exhibit B	Form of Company REIT Opinion
Exhibit C	Required Consents

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 22, 2024 (this “Agreement”), is by and among NexPoint Diversified Real Estate Trust, a Delaware statutory trust that has elected to be treated as a real estate investment trust for U.S. federal income tax purposes (“NXDT”), NexPoint Diversified Real Estate Trust Operating Partnership, L.P., a Delaware limited partnership (“NXDT OP”), NXDT Intermediary, LLC, a Delaware limited liability company (“NXDT Intermediary”), NXDT Hospitality Holdco, LLC (“NXDT Merger Sub”) NexPoint Hospitality Trust, a trust established pursuant to the laws of the Province of Ontario (“Old NHT”), NHT Intermediary, LLC, a Delaware limited liability company (“NHT Intermediary”), NHT Holdings, LLC, a Delaware limited liability company (“NHT Holdings”), and NHT Operating Partnership, LLC, a Delaware limited liability company (“NHT OP”).

BACKGROUND

A.    The Parties wish to effect a business combination through: (i) a merger of NexPoint Hospitality Trust, Inc. (“New NHT”) with and into NXDT Intermediary, with NXDT Intermediary being the surviving entity in such merger (the “Company Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law, as amended (the “DGCL”); (ii) immediately following the Company Merger, a merger of NHT Intermediary with and into NXDT Intermediary, with NXDT Intermediary being the surviving entity in such merger (the “Intermediary Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA; (iii) immediately following the Intermediary Merger, a merger of NHT Holdings with and into NXDT Intermediary, with NXDT Intermediary being the surviving entity in such merger (the “Holdings Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA; and (iv) immediately following the consummation of the Holdings Merger, a merger of NHT OP with and into NXDT Merger Sub, with NXDT Merger Sub being the surviving entity in such merger (the “Operating Partnership Merger” and together with the Company Merger, the Intermediary Merger, and the Holdings Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA.

B.    Prior to the consummation of the Reorganization (as defined below), New NHT will be formed as a Delaware corporation by the filing of its certificate of incorporation with the Secretary of State of Delaware (the “DSOS”). The board of directors of New NHT will initially consist of Edward Constantino, or such other individual or individuals as may be mutually agreed to by the Parties (the “New NHT Board”). The capital stock of New NHT will consist of a single class of common stock, par value $0.01 per share. It is the intention of the Parties that, upon its formation, New NHT and the Parties will execute such instruments as may be necessary to make New NHT a Party to this Agreement.

C.    Immediately prior to the consummation of the Mergers (the “Reorganization Effective Time”), Old NHT intends to undergo a reorganization transaction, pursuant to which (i) each unitholder of Old NHT’s equity interests (the “Old NHT Unitholders”) will either (a) contribute all of such unitholder’s equity interests in Old NHT to New NHT in exchange for common shares of New NHT, or (b) have all of such unitholder’s equity interests in Old NHT redeemed for cash, and, immediately thereafter, (ii) New NHT shall cause Old NHT to be wound up and liquidated, distributing its assets and liabilities to New NHT (the “Liquidation”) (the steps in subsections (i) and (ii) collectively, the “Reorganization”).

D.    Old NHT is the indirect owner of all of the equity interests of the sole general partner of NHT OP through which Old NHT operates its business, and, as of the date of this Agreement, Old NHT indirectly owns approximately 99.3% of the outstanding units of limited partnership interest in NHT OP (the “NHT OP Units”).

E.    The Special Committee of Old NHT has unanimously determined and recommended to the board of trustees of Old NHT (the “Old NHT Board”), after consultation with its financial and legal advisors, that the Company Merger and Reorganization is fair to the Public Old NHT Unitholders and that the transactions contemplated in this Agreement are in the best interests of Old NHT.

F.    The Old NHT Board (with the Conflicted Trustee abstaining) after considering, among other things, such determination and recommendation of the Special Committee, has determined that the Company Merger and Reorganization is fair to the Public Old NHT Unitholders and that the transactions contemplated in this Agreement are in the best interests of Old NHT and has unanimously resolved to recommend approval of the Company Merger, the Reorganization and this Agreement to the Old NHT Unitholders.

G.    The sole general partner of NHT OP has approved this Agreement and the Operating Partnership Merger and determined that it is advisable and in the best interests of NHT OP and the partners of NHT OP for NHT OP to enter into this Agreement and to consummate the Operating Partnership Merger on the terms and subject to the conditions set forth in this Agreement.

H.    The board of trustees of NXDT (the “NXDT Board”) has declared the Company Merger advisable and in the best interests of NXDT and the shareholders of NXDT, and approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement, on substantially the terms and subject to the conditions set forth in this Agreement.

I.    NXDT, as the managing member of NXDT Intermediary, has approved the Agreement, the Company Merger, the Intermediary Merger, the Holdings Merger and the other transactions contemplated by this Agreement, on substantially the terms and subject to the conditions set forth in this agreement.

J.    The sole general partner of NXDT OP, and NXDT OP, as the managing member of NXDT Merger Sub, has approved this Agreement and the Operating Partnership Merger and determined that it is advisable and in the best interests of NXDT OP and NXDT Merger Sub for NXDT OP and NXDT Merger Sub to enter into this Agreement and to consummate the Operating Partnership Merger on the terms and subject to the conditions set forth in this Agreement.

K.    The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers as set forth in this Agreement.

L.    The Parties intend that, for U.S. federal income tax purposes, (i) the Contributions and the Liquidation together will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) Old NHT and New NHT will be parties to such reorganization within the meaning of Section 368(b) of the Code, and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

M.    The Parties intend that, for U.S. federal income tax purposes, (i) the Company Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) New NHT and NXDT will be parties to such reorganization within the meaning of Section 368(b) of the Code, and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions.

(a)    The following terms, as used in this Agreement, have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive to the counterparty thereto than the terms of the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not (a) prohibit compliance by the Company with the provisions of Section 6.6 or (b) provide for an exclusive right to negotiate with the Company.

“affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Toronto, New York or Delaware are authorized or obligated by applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, by and between NXDT and Old NHT.

“Company” shall mean Old NHT prior to the formation of New NHT, and shall mean both Old NHT and New NHT after the formation of New NHT; provided, that the obligations of the Company hereunder shall be solely the obligations of Old NHT unless and until such time as New NHT becomes a Party to this Agreement.

“Company Acquisition Proposal” means any inquiry, indication of interest, offer or proposal from any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) regarding any of the following (other than (a) the Mergers, (b) any transaction involving only the Company and/or one or more of its wholly-owned Subsidiaries, or (c) any other transaction involving NXDT, the Company and NHT OP): (i) any merger, consolidation, share exchange, recapitalization, dissolution, liquidation, business combination or other similar transaction involving the Company or NHT OP; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of 20% or more of the consolidated assets of the Company and NHT OP and the other Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions; (iii) any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting power of the Company or 20% or more of the equity interests in NHT OP; (iv) any tender offer or exchange offer for 20% or more of any class of equity security of the Company or 20% or more of the equity interests in NHT OP; (v) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of the Company or NHT OP and any other Company Subsidiary having a fair market value equal to or greater than 20% of the fair market value of all of the assets of the Company and NHT OP and the other Company Subsidiaries, taken as a whole, immediately prior to such transaction; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Company Material Adverse Effect” means any change, event, state of fact or development that, is or would reasonably be expected to have a material adverse effect on (i) the business, financial condition, assets, properties or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company, NHT Intermediary, NHT Holdings or NHT OP to consummate the Mergers before the Outside Date; provided, however, that in the case of clause (i) no change, event, state of facts or development resulting from any of the following will be deemed to be or taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including the identity of NXDT and its affiliates, (b) any change, event, state of facts or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates, inflation rates, or exchange rates, or any changes therein, in the United States, Canada or elsewhere or any change, event or development generally affecting one or more of the industries in which the Company or the Company Subsidiaries operate, (c) any change in the market price or trading volume of the securities of the Company; provided, however, that the exception in this clause (c) will not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred, (d) the suspension of trading in securities generally on the TSXV or any other exchange or system of quotations, (e) any adoption, implementation, proposal or change after the date hereof in any applicable Law, IFRS or GAAP or interpretation of any of the foregoing, (f) any action taken or not taken to which NXDT has consented in writing, (g) any action expressly required to be taken by this Agreement or taken at the request of NXDT, (h) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results or metrics for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (h) will not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Company Material Adverse Effect, from being taken into account in determining whether a Company Material Adverse Effect has occurred; and provided, further, that this clause (h) will not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results or metrics for any period, (i) the commencement, occurrence, continuation, escalation worsening of any war (declared or undeclared), armed hostilities, political conditions or acts of terrorism, (j) any actions or claims made or brought by any of the current or former securityholders or equityholders of the Company or any Company Subsidiary (or on their behalf or on behalf of the Company or any Company Subsidiary, but in any event only in their capacities as current or former securityholders or equityholders) arising out of this Agreement or the Mergers or (k) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires, pandemic, epidemic or other natural disasters or any national, international or regional calamity; provided, that (x) with respect to clauses (b), (e), (i) and (k), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the United States or Canada in the industries in which the Company and the Company Subsidiaries operate and (y) clause (j) will not apply to the use of Company Material Adverse Effect in Section 4.4 (or (Section 7.2(a) as it relates to Section 4.4).

“Company Protected Information” means any confidential information of the Company or the Company Subsidiaries, Trade Secrets of the Company or the Company Subsidiaries, information to which the Company or any Company Subsidiary or one of their management companies, as applicable, has undertaken an obligation of confidentiality to a third party, or information that is related to or capable of being linked to a person that is held, used, disclosed or collected by the Company or any of the Company Subsidiaries or one of their management companies, as applicable.

“Company Subsidiary” means any Subsidiary of the Company, including NHT OP and its Subsidiaries.

“Conflicted Trustee” means James Dondero, who serves on the Old NHT Board and the NXDT Board and who has interests that present actual or potential conflicts of interest in connection with the Reorganization, the Mergers and the transactions contemplated by this Agreement.

“Contract” means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a Person is a party or to which the properties or assets of such Person are subject.

“Convertible Promissory Notes” means the convertible promissory notes issued by Old NHT.

“Copyrights” means U.S. and non-U.S. copyrights and mask works (as defined in 17 U.S.C. § 901) and pending applications to register the same.

“Deferred Unit” means the deferred trust units granted under the Old NHT Equity Plans.

“delivered” or “made available” or words of similar import mean, with respect to documents or information required to be provided by the Company or NHT OP to NXDT or NXDT OP, any documents or information (a) posted by the Company or any of its Representatives in the Company’s electronic data room, (b) filed or furnished by the Company with, and available through, SEADAR+ or (c) otherwise made reasonably available by the Company or its Representatives to NXDT, in each case prior to the execution and delivery of this Agreement.

“Development Expenditure Budget” means the Company’s budget with respect to Development Expenditures, as described on Section 4.13(c)(iii) of the Company Disclosure Letter.

“Environmental Laws” means all Laws which (a) regulate or relate to (i) the protection or clean-up of the environment, (ii) occupational safety and health in respect of Hazardous Substances or (iii) the treatment, storage, transportation, handling, exposure to, disposal or Release of Hazardous Substances or (b) impose liability with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license and other authorization under any applicable Environmental Law.

“ERISA” means the Employment Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is considered a single employer together with the Company or any ERISA Affiliate under ERISA Section 4001(b) or part of the same “controlled group” with the Company or any ERISA Affiliate for purposes of Code Section 414.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number of NXDT Common Shares, rounded to the nearest thousandth, equal to the quotient of $0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to Closing.

“Governmental Entity” means any court, tribunal or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, hazardous material or hazardous waste, whether solid, liquid or gas, that is subject to regulation, control or remediation, or for which liability or standards of care are imposed, under any Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls, or toxic mold.

“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (b) all reimbursement obligations of such Person and its Subsidiaries under letters of credit, banker’s acceptance or similar credit transaction to the extent such letters of credit, banker’s acceptances or similar credit transactions have been drawn upon, (c) obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (d) all capital lease obligations of such Person and its Subsidiaries, (e) all obligations of such Person and its Subsidiaries for guarantees (or arrangements having the economic effect of a guarantee) of another Person in respect of any items set forth in clauses (a) through (d), (f) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (a) through (c) and (g) all obligations issued, undertaken or assumed as the deferred purchase price for any property of assets. For the avoidance of doubt, “Indebtedness” will not include any liability for Taxes and will not include any Indebtedness from the Company to a wholly-owned Company Subsidiary (or vice versa) or between wholly-owned Company Subsidiaries.

“Intervening Event” means a material event, development or change in circumstances with respect to the Company and the Company Subsidiaries, taken as a whole, that occurred or arose after the date of this Agreement, which (a) was unknown to (or, if known, the consequences of which were not known or reasonably foreseeable by) the Old NHT Board as of or prior to the date of this Agreement and (b) becomes known to or by the Old NHT Board prior to the receipt of the Requisite Vote; provided, however that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) changes in the market price or trading volume of the Old NHT Units or the fact that Old NHT meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results or metrics for any period (provided, however, that the underlying causes of such change or fact will not be excluded by this clause (i)) and (ii) any event, development or change in circumstances with respect to NXDT or NXDT OP.

“know” or “knowledge” means, with respect to the Company, the actual knowledge of such persons listed in Section 1.1(a) of the Company Disclosure Letter, and with respect to NXDT, the actual knowledge of the persons listed in Section 1.1(a) of NXDT Disclosure Letter, in each case after reasonable inquiry.

“Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

“Management Agreements” means any (i) property management, asset management, investment management or similar management agreements entered into by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary manages or operates any owned real property or leased real property on behalf of any third party, and each amendment, guarantee, license or similar Contracts related thereto and (ii) any agreement pursuant to which any third party manages any Owned Real Property, Company Leased Real Property or Company Space Lease, and each amendment, guarantee, license or similar Contracts related thereto.

“Material Company Lease” means any lease, sublease, ground lease or occupancy agreement of real property under which the Company or any Company Subsidiary is the tenant or subtenant or serves in a similar capacity and (a) that provides for annual rentals of $50,000 or more or (b) relates to real property comprising more than 5,000 square feet of space; provided that any such lease, sublease, ground lease or occupancy agreement between the Company and any Company Subsidiary or between Company Subsidiaries will not constitute a Material Company Lease.

“Material Company Space Lease” means any Company Space Lease (a) that provides for annual rentals of $75,000 or more or (b) that relates to real property comprising more than 5,000 square feet of space; provided that any Company Space Lease solely between the Company and any Company Subsidiary or solely between Company Subsidiaries will not constitute a Material Company Space Lease.

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

“NHT Holdings Interests” means the limited liability company interests in NHT Holdings.

“NHT Holdings LLC Agreement” means the limited liability company agreement of NHT Holdings, as in effect as of the date hereof and together with all amendments thereto.

“NHT Intermediary Interests” means the limited liability company interests in NHT Intermediary.

“NHT Intermediary LLC Agreement” means the limited liability company agreement of NHT Intermediary, as in effect as of the date hereof and together with all amendments thereto.

“NHT OP Approval” means the approval of the Operating Partnership Merger, the Company Merger and the other transactions contemplated by this Agreement by the sole general partner of NHT OP.

“NHT OP LLC Agreement” means the limited liability company agreement of NHT OP, as in effect as of the date hereof and together with all amendments thereto.

“NHT OP Profits Interest Units” means, collectively, the Vested NHT OP Profits Interest Units and Unvested NHT OP Profits Interest Units.

“NXDT Common Shares” means common shares, par value $0.001 per share, of NXDT.

“NXDT Intermediary LLC Agreement” means the limited liability company agreement of NXDT Intermediary, as in effect of the date hereof and together with all amendments thereto.

“NXDT Material Adverse Effect” means any change, event, state of facts or development that has had or would reasonably be expected to have a material adverse effect on the ability of NXDT or NXDT OP to consummate the Mergers before the Outside Date.

“NXDT Merger Sub LLC Agreement” means the limited liability company agreement of NXDT Merger Sub, as in effect of the date hereof and together with all amendments thereto.

“NXDT OP LP Agreement” means the limited partnership agreement of NXDT OP, as in effect as of the date hereof and together with all amendments thereto.

“Old NHT Equity Plans” means (i) Old NHT’s Omnibus Equity Incentive Plan, as adopted on March 29, 2019, and (ii) Old NHT’s Amended and Restated Deferred Unit Plan, as adopted on May 31, 2022, and as amended and restated on September 11, 2023.

“Operating Partnership Exchange Ratio” means a number of limited partnership interests of NXDT OP, rounded to the nearest thousandth, equal to the quotient of $0.36 divided by the volume weighted average price of the NXDT Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to Closing.

“Organizational Documents” means, with respect to any entity, (a) if such entity is a corporation, such entity’s certificate or articles of incorporation, bylaws and similar organizational documents, as amended and in effect on the date hereof, (b) if such entity is a limited liability company, such entity’s certificate or articles of formation and operating agreement, as amended and in effect on the date hereof, (c) if such entity is a trust, such entity’s declaration of trust, by-laws and similar organizational documents, as amended and in effect on the date hereof, and (d) if such entity is a limited partnership, such entity’s certificate of limited partnership, partnership agreement and similar organizational documents, as amended and in effect on the date hereof.

“Party” means each of the Company, NHT OP, NHT Intermediary, NHT Holdings, NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub.

“Patents” means U.S. and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP) or IFRS (to the extent required by IFRS), as applicable, (b) statutory mechanic’s, workmen’s, repairmen’s, carrier’s, warehousemen’s or other like Liens, in each case of this clause (c) arising or incurred in the ordinary course for amounts which are not yet due and payable or the amount or validity of which are being contested in good faith and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP (to the extent required by GAAP) or IFRS (to the extent required by IFRS), as applicable, (d) Liens for which title insurance coverage pursuant to a title policy held by the Company or a Company Subsidiary has been obtained, (e) easements whether or not shown by the public records, overlaps, encroachments and any Liens not of record that are shown on a survey provided by the Company to NXDT (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (f) Liens securing Indebtedness for borrowed money existing as of the date hereof or that the Company or a Company Subsidiary is permitted to enter into pursuant to the terms of Section 6.1, (g) title to any portion of any owned or leased real property lying within the boundary of any public or private road, easement or right of way, (h) Liens created, imposed or promulgated by Law or by any Governmental Entities (excluding Liens under ERISA or Section 430 of the Code), including zoning regulations, use restrictions and building codes, (i) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in policies or commitments of title insurance that have been provided by the Company to NXDT and that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property or asset affected by the applicable Lien, and (j) Liens, rights or obligations created by or resulting from the acts or omission of NXDT, NXDT OP or any of their respective affiliates and their and their respective affiliates’ investors, lenders, employees, officers, directors, trustees, members, stockholders, agents, representatives, contractors, invitees or licensees or any Person claiming by, through or under any of the foregoing.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Prior Sale Agreement” means any purchase or sale Contract relating to any real property or leasehold interest, including any ground lease, conveyed, transferred, assigned or otherwise disposed of by the Company or any Company Subsidiaries since January 1, 2022, except for easements or similar interests.

“Public Old NHT Unitholders” means the holders of Old NHT Units other than NXDT and its Subsidiaries and any other person who holds Old NHT Units in respect of which votes are required to be excluded under Section 8.1(2) of MI 61-101 for the purposes of determining minority approval for the transactions contemplated by this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Reportable Transaction” has the meaning ascribed to the term “reportable transaction” in Section 1.6011-4(b) of the Treasury Regulations.

“Representative” means, with respect to any Person, such Person’s trustees, directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Authorities” means the applicable securities commissions and other securities regulatory authorities in Canada and the United States.

“Securities Laws” means the Securities Act, the Exchange Act, and all other applicable Canadian provincial and territorial and United States federal and state securities laws, rules, regulations and published policies thereunder.

“SEDAR+” means the System for Electronic Document Analysis and Retrieval Plus.

“Series A Preferred Shares” means NXDT’s 5.50% Series A Cumulative Preferred Shares, par value $0.001 per share, liquidation preference $25.00 per share.

“Special Committee” means the special committee of the Old NHT Board formed for the purpose of, among other things, considering the Reorganization and the Company Merger.

“Subsidiary” means, with respect to a Person, another Person at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries or of which such first Person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Superior Proposal” means a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “20%” will be replaced by “50%”) made by a third party on terms that the Old NHT Board determines in good faith, after consultation with its outside legal counsel and financial advisors, (a) would result, if consummated, in a transaction that is more favorable to the Old NHT Unitholders (solely in their capacity as such) from a financial point of view than the Company Merger and (b) is reasonably likely to be consummated, in each case, after taking into account (i) the financial, legal, regulatory and any other aspects of such proposal, including any financing conditions or the reliability of debt or equity funding commitments, (ii) the likelihood and timing of consummation (as compared to the Company Merger) and (iii) any changes to the terms of this Agreement proposed by NXDT and any other information provided by NXDT (including pursuant to Section 6.6 of this Agreement).

“Tax” (and, with correlative meanings, “Taxable” and “Taxing”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar), alternative or add-on minimum or any other Tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax imposed by any Governmental Entity, whether disputed or not.

“Tax Protection Agreements” means any Contract to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of equity of a Company Subsidiary that is classified as a partnership for U.S. federal income Tax purposes (including the NHT OP Units, the “Company Partnership Interests”) relating to Taxes may arise and give rise to an indemnity obligation by the Company or any Company Subsidiary, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of a Company Partnership Interest, the Company or any of the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allow a partner to guarantee any debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, (v) only dispose of assets in a particular manner, (vi) use (or refrain from using) a specified method of taking into account book Tax disparities under Section 704(c) of the Code with respect to one or more properties and/or (vii) use (or refrain from using) a particular method of allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code; (c) members of NHT OP have guaranteed, indemnified or assumed debt of NHT OP, and/or (d) any Tax indemnity, allocation or sharing Contract for the benefit of the Company or any Company Subsidiary.

“Tax Return” means any return, report, document, declaration or similar statement filed or required to be filed with any Governmental Entity with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax and including any schedule or attachment thereto.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means U.S., state and non-U.S. trademarks, service marks, trade names, corporate names, designs, logos, slogans, social media identifiers, domain names and general intangibles of like nature, including all goodwill associated therewith, and any registrations and applications to register the foregoing.

“Transfer Right” means, with respect to the Company or any Company Subsidiary, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which the Company or any Company Subsidiary, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person or any real property.

“TSXV” means the TSX Venture Exchange.

“Unvested NHT OP Profits Interest Unit” means a unit of NHT OP that is granted pursuant to the Old NHT Equity Plans, and which is intended to constitute a “profits interest” within the meaning of the Code, which remains subject to vesting conditions.

“Unvested NXDT OP Profits Interest Unit” means a unit of NXDT OP granted pursuant to NXDT’s 2023 Long Term Incentive Plan which is intended to constitute a “profits interest” within the meaning of the Code, which remains subject to vesting conditions.

“Vested NHT OP Profits Interest Unit” means a unit of NHT OP that is granted pursuant to the Old NHT Equity Plans, and which is intended to constitute a “profits interest” within the meaning of the Code, which has fully vested.

“Vested NXDT OP Profits Interest Unit” means a unit of NXDT OP granted pursuant to NXDT’s 2023 Long Term Incentive Plan which is intended to constitute a “profits interest” within the meaning of the Code, which has fully vested.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	Section 6.6(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.6(a)
Bankruptcy and Equity Exception	Section 4.3(a)
Book-Entry Share	Section 3.1(c)
Capital Expenditure Budget	Section 4.13(c)
Capital Expenditures	Section 4.13(c)
Capitalization Date	Section 4.2(a)
Certificate	Section 3.1(c)
Chosen Courts	Section 9.4(b)
Closing	Section 2.3
Closing Date	Section 2.3
Code	Background
Company	Preamble
Company Bylaws	Section 4.1(b)
Company Capital Shares	Section 4.2(a)
Company Charter	Section 4.1(b)
Company Disclosure Letter	Article IV

Term	Section
Company Financial Statements	Section 4.5(a)
Company Intellectual Property Rights	Section 4.15(b)
Company Leased Real Property	Section 4.13(b)
Company Leases	Section 4.13(b)
Company Liability Limitation	Section 9.7(d)
Company Material Contract	Section 4.16(b)
Company Merger	Background
Company Merger Certificate	Section 2.2(a)
Company Merger Effective Time	Section 2.2(a)
Company Permits	Section 4.9(a)
Company REIT Opinion	Section 7.2(c)
Company Related Parties	Section 8.3(e)
Company Securities Filings	Section 4.5(a)
Company Space Leases	Section 4.13(c)
Company Termination Fee	Section 8.3(b)(ii)
Confidentiality Agreement	Section 6.2(b)
Declaration of Trust	Section 4.1(b)
Development Expenditures	Section 4.13(c)
Development Projects	Section 4.13(c)
Doane Grant Thornton	Section 4.18
DSOS	Background
Enforcement Expenses	Section 8.3(d)
Exchange Agent	Section 3.7(a)
Exchange Fund	Section 3.7(a)
Existing Loan Documents	Section 4.16(b)(vii)
FCPA	Section 4.9(c)
Form S-4	Section 6.4(a)
Indemnified Liabilities	Section 6.9(a)
Indemnified Party	Section 6.9(a)
Information Circular	Section 6.4(a)
Intellectual Property Rights	Section 4.15(b)
Interim Period	Section 6.1
IRS	Section 4.12(c)
Letter of Transmittal	Section 3.7(c)(i)
Liquidation	Background
Merger Consideration	Section 3.1(c)
Mergers	Background
New NHT Shares	Section 4.2(a)
NHT OP Units	Background
Notice of Change of Recommendation	Section 6.6(e)
Notice of Change Period	Section 6.6(e)
NXDT	Preamble
NXDT Capitalization Date	Section 5.2(a)
NXDT Disclosure Document	Section 5.7(b)
NXDT Disclosure Letter	Article V
NXDT Intermediary	Preamble
NXDT Liability Limitation	Section 9.7(c)
NXDT Merger Sub	Preamble
NXDT OP	Preamble
NXDT Related Parties	Section 8.3(e)

Term	Section
NXDT Termination Amount	Section 8.3(c)
Old NHT Board	Background
Old NHT Unitholders	Background
Old NHT Units	Section 4.2(a)
Operating Expenses	Section 4.13(c)
Operating Partnership	Preamble
Operating Partnership Merger	Background
Operating Partnership Merger Certificate	Section 2.2(d)
Operating Partnership Merger Effective Time	Section 2.2(d)
Outside Date	Section 8.1(b)(ii)
Owned Real Property	Section 4.13(a)
Participation Agreements	Section 4.13(e)
Participation Party	Section 4.13(e)
Permit	Section 4.9(a)
QRS	Section 4.12(b)
Qualifying Income	Section 8.3(g)
Registered Company Intellectual Property Assets	Section 4.15(a)
REIT	Section 4.12(b)
Reorganization Effective Time	Background
Requisite Vote	Section 4.20
Special Pre-Closing REIT Dividend	Section 6.1(c)
Surviving Company	Section 2.1(a)
Surviving OP	Section 2.1(d)
Tail Insurance	Section 6.9(b)
Takeover Statutes	Section 4.19
Transaction Litigation	Section 6.7(b)
Transfer Taxes	Section 6.12(e)
TRS	Section 4.12(b)
Unitholders’ Meeting	Section 6.5

Section 1.2    Interpretation. The following rules of interpretation will apply to this Agreement: (a) the words “hereof,” “hereby,” “herein” and “under this Agreement” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the table of contents and captions in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation of this Agreement; (c) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (d) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (e) any capitalized term used in any Exhibit, the Company Disclosure Letter or NXDT Disclosure Letter but not otherwise defined therein will have the meaning set forth in this Agreement; (f) any singular term in this Agreement will be deemed to include the plural, and any plural term the singular, and references to any gender will include all genders; (g) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (h) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Law will be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; (j) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms of this Agreement and such Contract; (k) references to any Person include the predecessors, successors and permitted assigns of that Person; (l) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (m) references to “dollars” and “$” mean U.S. dollars; (n) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”; (o) unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends; (p) whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day; and (q) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE MERGERS

Section 2.1      The Mergers.

(a)    On the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA and the DGCL, at the Company Merger Effective Time, New NHT and NXDT Intermediary shall consummate the Company Merger, pursuant to which (i) New NHT will be merged with and into NXDT Intermediary and the separate existence of New NHT will thereupon cease and (ii) NXDT Intermediary will survive the Company Merger (the “Surviving Company”).

(b)    On the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, at the Intermediary Merger Effective Time, NHT Intermediary and the Surviving Company shall consummate the Intermediary Merger, pursuant to which (i) NHT Intermediary will be merged with and into the Surviving Company and the separate existence of NHT Intermediary will thereupon cease and (ii) the Surviving Company will survive the Intermediary Merger.

(c)    On the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, at the Holdings Merger Effective Time, NHT Holdings and the Surviving Company shall consummate the Holdings Merger, pursuant to which (i) NHT Holdings will be merged with and into the Surviving Company and the separate existence of NHT Holdings will thereupon cease and (ii) the Surviving Company will survive the Holdings Merger.

(d)    On the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, at the Operating Partnership Merger Effective Time, NHT OP and NXDT Merger Sub will consummate the Operating Partnership Merger, pursuant to which (i) NHT OP will be merged with and into NXDT Merger Sub and the separate existence of NHT OP will thereupon cease and (ii) NXDT Merger Sub will survive the Operating Partnership Merger (the “Surviving OP”).

Section 2.2     Effective Times.

(a)    On the Closing Date, New NHT and NXDT Intermediary shall (i) duly execute and file a certificate of merger (the “Company Merger Certificate”) with the DSOS in accordance with the Laws of the State of Delaware and (ii) make any other filings, recordings or publications required to be made by the Company or NXDT Intermediary under the DLLCA and the DGCL in connection with the Company Merger. The Company Merger will become effective upon the later of the acceptance for record of the Company Merger Certificate by the DSOS or such other date and time not more than 30 days after acceptance for record by the DSOS of the Company Merger Certificate as may be mutually agreed to by New NHT and NXDT Intermediary and specified in the Company Merger Certificate in accordance with the DLLCA and the DGCL (such date and time being referred to in this Agreement as the “Company Merger Effective Time”).

(b)    On the Closing Date, NHT Intermediary and NXDT Intermediary shall (i) duly execute and file a certificate of merger (the “Intermediary Merger Certificate”) with the DSOS in accordance with the Laws of the State of Delaware and (ii) make any other filings, recordings or publications required to be made by NHT Intermediary or NXDT Intermediary under the DLLCA in connection with the Intermediary Merger. The Intermediary Merger will become effective upon the later of the acceptance for record of the Intermediary Merger Certificate by the DSOS or such other date and time not more than 30 days after acceptance for record by the DSOS of the Intermediary Merger Certificate as may be mutually agreed to by NHT Intermediary and NXDT Intermediary and specified in the Intermediary Merger Certificate in accordance with the DLLCA (the “Intermediary Merger Effective Time”), being understood and agreed that the Parties shall cause the Intermediary Merger Effective Time to occur immediately after the Company Merger Effective Time.

(c)    On the Closing Date, the NHT Holdings and NXDT Intermediary shall (i) duly execute and file a certificate of merger (the “Holdings Merger Certificate”) with the DSOS in accordance with the Laws of the State of Delaware and (ii) make any other filings, recordings or publications required to be made by NHT Holdings or NXDT Intermediary under the DLLCA in connection with the Holdings Merger. The Holdings Merger will become effective upon the later of the acceptance for record of the Holdings Merger Certificate by the DSOS or such other date and time not more than 30 days after acceptance for record by the DSOS of the Holdings Merger Certificate as may be mutually agreed to by NHT Holdings and NXDT Intermediary and specified in the Holdings Merger Certificate of Merger in accordance with the DLLCA (such date and time being referred to in this Agreement as the “Holdings Merger Effective Time”), being understood and agreed that the Parties shall cause the Holdings Merger Effective Time to occur immediately after the Intermediary Merger Effective Time.

(d)    On the Closing Date, NHT OP and NXDT Merger Sub shall duly execute and file a certificate of merger (the “Operating Partnership Merger Certificate”) with the DSOS in accordance with the Laws of the State of Delaware. The Operating Partnership Merger will become effective upon the filing of the Operating Partnership Merger Certificate with the DSOS or such other date and time as may be mutually agreed to by NHT OP and NXDT Merger Sub and specified in the Operating Partnership Merger Certificate in accordance with the DLLCA (the “Operating Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Operating Partnership Merger Effective Time to occur immediately after the Holdings Merger Effective Time.

(e)    Unless otherwise agreed in writing, the Parties shall cause the Company Merger Effective Time, the Intermediary Merger Effective Time, the Holdings Merger Effective Time and the Operating Partnership Merger Effective Time to occur on the Closing Date, with the Intermediary Merger Effective Time occurring immediately after the Company Merger Effective Time, the Holdings Merger Effective Time occurring immediately after the Intermediary Merger Effective Time, and the Operating Partnership Merger Effective Time occurring immediately after the Holdings Merger Effective Time.

Section 2.3     Closing of the Mergers. The closing of the Mergers (the “Closing”) will take place at a time to be specified by the Parties on the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time, date and place as may be mutually agreed to in writing by the Parties (the “Closing Date”).

Section 2.4      Effects of the Mergers.

(a)    The Company Merger will have the effects set forth in the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the properties, rights, privileges, powers and franchises of New NHT will vest in the Surviving Company, and all debts, liabilities, duties and obligations of New NHT will become the debts, liabilities, duties and obligations of the Surviving Company.

(b)    The Intermediary Merger will have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Intermediary Merger Effective Time, all the properties, rights, privileges, powers and franchises of NHT Intermediary will vest in the Surviving Company, and all debts, liabilities, duties and obligations of NHT Intermediary will become the debts, liabilities, duties and obligations of the Surviving Company.

(c)    The Holdings Merger will have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Holdings Merger Effective Time, all the properties, rights, privileges, powers and franchises of NHT Holdings will vest in the Surviving Company, and all debts, liabilities, duties and obligations of NHT Holdings will become the debts, liabilities, duties and obligations of the Surviving Company.

(d)    The Operating Partnership Merger will have the effects set forth in the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Operating Partnership Merger Effective Time, all the properties, rights, privileges, powers and franchises of NHT OP will vest in the Surviving OP, and all debts, liabilities, duties and obligations of NHT OP will become the debts, liabilities, duties and obligations of the Surviving OP.

Section 2.5      Governing Documents.

(a)    At the Company Merger Effective Time, (i) the certificate of formation of NXDT Intermediary, as in effect immediately prior to the Company Merger Effective Time, shall be the certificate of formation of the Surviving Company, until further amended in accordance with applicable Law and (ii) the NXDT Intermediary LLC Agreement as in effect immediately prior to the Company Merger Effective Time will be the limited liability company agreement of the Surviving Company immediately following the Company Merger Effective Time, until further amended in accordance with applicable Law.

(b)    At the Intermediary Merger Effective Time, (i) the certificate of formation of NXDT Intermediary, as in effect immediately prior to the Intermediary Merger Effective Time, shall be the certificate of formation of the Surviving Company, until further amended in accordance with applicable Law and (ii) the NXDT Intermediary LLC Agreement as in effect immediately prior to the Intermediary Merger Effective Time will be the limited liability company agreement of the Surviving Company immediately following the Intermediary Merger Effective Time, until further amended in accordance with applicable Law.

(c)    At the Holdings Merger Effective Time, (i) the certificate of formation of NXDT Intermediary, as in effect immediately prior to the Holdings Merger Effective Time, shall be the certificate of formation of the Surviving Company, until further amended in accordance with applicable Law and (ii) the NXDT Intermediary LLC Agreement as in effect immediately prior to the Holdings Merger Effective Time will be the limited liability company agreement of the Surviving Company immediately following the Holdings Merger Effective Time, until further amended in accordance with applicable Law.

(d)    At the Operating Partnership Merger Effective Time, (i) the certificate of formation of NXDT Merger Sub, as in effect immediately prior to the Operating Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving OP, until further amended in accordance with applicable Law and (ii) NXDT Merger Sub LLC Agreement, as in effect immediately prior to the Operating Partnership Merger Effective Time, will be the limited liability company agreement of the Surviving OP, until further amended in accordance with applicable Law.

(e)    Nothing in this Section 2.5 will affect in any way the indemnification or other obligations provided for in Section 6.9.

Section 2.6      Officers and Directors.

(a)    The officers of NXDT Intermediary at the Company Merger Effective Time shall, from and after the Company Merger Effective Time, Intermediary Merger Effective Time and Holdings Merger Effective Time, be the officers of the Surviving Company until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with NXDT Intermediary LLC Agreement.

(b)    NXDT OP shall be the managing member of the Surviving OP and the officers and authorized signatories of NXDT Merger Sub immediately prior to the Operating Partnership Merger Effective Time shall be the officers and authorized signatories of Surviving OP.

ARTICLE III
EFFECTS OF THE MERGERS

Section 3.1     Effects on New NHT Shares. At the Company Merger Effective Time and by virtue of the Company Merger and without any further action on the part of NXDT, NXDT Intermediary, New NHT, or the holders of any securities of NXDT, NXDT Intermediary or New NHT:

(a)    Limited Liability Company Interests of NXDT Intermediary. Each limited liability company interest of NXDT Intermediary issued and outstanding immediately prior to the Company Merger Effective Time shall remain an issued and outstanding limited liability company interest of the Surviving Company and shall not be affected by the Company Merger, Intermediary Merger or Holdings Merger.

(b)    Cancellation of New NHT Shares. Each New NHT Share issued and outstanding immediately prior to the Company Merger Effective Time that is held by NXDT, NXDT OP, or any of their respective Subsidiaries, will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto. Each New NHT Share held by New NHT in New NHT’s treasury will automatically be retired and will cease to exist, and no payment will be made with respect thereto.

(c)    Conversion of New NHT Shares. Subject to Section 3.5(a) and Section 3.5(b), each New NHT Share issued and outstanding immediately prior to the Company Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) will automatically be converted into the right to receive a number of NXDT Common Shares equal to the Exchange Ratio and any cash issued in lieu of fractional shares of NXDT Common Shares payable pursuant to Section 3.1(e) (the “Merger Consideration”). All New NHT Shares, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of New NHT (a “Book-Entry Share”) that immediately prior to the Company Merger Effective Time represented New NHT Shares will cease to have any rights with respect to such New NHT Shares other than the right to receive the Merger Consideration in accordance with Section 3.7.

(d)    Share Transfer Books. At the Company Merger Effective Time, the share transfer books of New NHT will be closed and thereafter there will be no further registration of transfers of the New NHT Shares or the NHT OP Units. From and after the Company Merger Effective Time, persons who held New NHT Shares or the NHT OP Units immediately prior to the Company Merger Effective Time will cease to have rights with respect to such shares, except as otherwise provided for in this Agreement. On or after the Company Merger Effective Time, any Certificates or Book-Entry Shares or NHT OP Certificates or NHT OP Book-Entry Shares, presented to the Exchange Agent, NXDT or the transfer agent for any reason will be exchanged as provided in this Article III with respect to the New NHT Shares and the NHT OP Units formerly represented thereby.

(e)    Fractional Shares. No certificates or scrip representing fractional NXDT Common Shares shall be issued upon the conversion of New NHT Shares pursuant to Section 3.1(c) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of NXDT Common Shares. Notwithstanding any other provision of this Agreement, each holder of NXDT Common Shares pursuant to the Company Merger who would otherwise be entitled to receive a fraction of a NXDT Common Share (after taking into account all New NHT Shares exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of NXDT Common Shares on the New York Stock Exchange on the last complete trading day prior to the date of the Company Merger Effective Time.

Section 3.2    Effects on NHT Intermediary Interests. At the Intermediary Merger Effective Time, by virtue of the Intermediary Merger and without any further action on the part of NHT Intermediary, NXDT Intermediary or the holders of NHT Intermediary Interests, each NHT Intermediary Interest issued and outstanding immediately prior to the Intermediary Merger Effective Time shall be canceled and no consideration shall be issued in respect thereof.

Section 3.3    Effects on NHT Holdings Interests. At the Holdings Merger Effective Time, by virtue of the Holdings Merger and without any further action on the part of NHT Holdings, NXDT Intermediary or the holders of NHT Holdings Interests, each NHT Holdings Interest issued and outstanding immediately prior to the Holdings Merger Effective Time shall be canceled and no consideration shall be issued in respect thereof.

Section 3.4    Effects on NHT OP Units. At the Operating Partnership Merger Effective Time, by virtue of the Operating Partnership Merger and without any further action on the part of NHT OP, NXDT OP, NXDT Merger Sub or the holders of NHT OP Units:

(a)    Conversion of NHT OP Units. Each NHT OP Unit issued and outstanding immediately prior to the Operating Partnership Merger Effective Time (other than NHT OP Units to be cancelled in accordance with Section 3.4(b)) shall be automatically converted into the right to receive a number of validly issued limited partnership interests of NXDT OP equal to the Operating Partnership Exchange Ratio and each general partnership interest of NHT OP issued and outstanding immediately prior to the Operating Partnership Merger Effective Time shall be automatically canceled and no consideration shall be issued in respect thereof (the “Operating Partnership Merger Consideration”). All NHT OP Units, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (an “NHT OP Certificate”) or book-entry unit registered in the transfer books of NHT OP (an “NHT OP Book-Entry Share”) that immediately prior to the Operating Partnership Merger Effective Time represented NHT OP Units will cease to have any rights with respect to such NHT OP Units other than the right to receive the Operating Partnership Merger Consideration in accordance with Section 3.7.

(b)    Cancellation of NHT OP Units. Each NHT OP Unit issued and outstanding immediately prior to the Operating Partnership Merger Effective Time that is held by NXDT, NXDT Intermediary or any of their respective Subsidiaries will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto.

Section 3.5      Treatment of Equity-Based Awards.

(a)    At the Reorganization Effective Time, each Deferred Unit shall be cancelled and holders of such cancelled Deferred Units shall thereafter be entitled to receive $0.36 in cash per Deferred Unit from Old NHT.

(b)    At the Operating Partnership Merger Effective Time, each Vested NHT OP Profits Interest Unit shall automatically be cancelled and converted into the right to receive Vested NXDT OP Profits Interest Units at the Operating Partnership Exchange Ratio, and each Unvested NHT OP Profits Interest Unit shall automatically be converted into the right to receive Unvested NXDT OP Profits Interest Units with like vesting conditions at the Operating Partnership Exchange Ratio.

(c)    Prior to the Company Merger Effective Time, the Company and NHT OP shall take all corporate, trust, or limited partnership action, as applicable, necessary to effectuate the provisions of this Section 3.5 and to terminate each Old NHT Equity Plan effective as of immediately prior to the Company Merger Effective Time (and subject to the consummation of the Mergers).

Section 3.6      Treatment of NHT OP Units to be Issued Upon Conversion of Convertible Promissory Notes.

(a)    At the Operating Partnership Merger Effective Time, all rights to receive NHT OP Units pursuant to the conversion of the Convertible Promissory Notes shall be converted into the right to receive membership interests of NXDT Merger Sub, pursuant to the terms of amendments to such Convertible Promissory Notes to be entered into at the Operating Partnership Effective Time, with the membership interests in NXDT Merger Sub to be issued under a Convertible Promissory Note to be equivalent to the number of NHT OP Units subject to the conversion rights under such Convertible Promissory Note, multiplied by the Operating Partnership Exchange Ratio, subject to the conditions to the exercise of such rights contained in the Convertible Promissory Notes.

(b)    Prior to the Operating Partnership Merger Effective Time, NHT OP shall take all limited partnership action necessary to effectuate the provisions of this Section 3.6 (subject to the consummation of the Mergers).

Section 3.7      Exchange of Certificates.

(a)    Prior to the Company Merger Effective Time, NXDT shall (i) appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and the Operating Partnership Merger Consideration, as provided in Section 3.1(c) and Section 3.4(a) and (ii) arrange for the Exchange Agent to make appropriate book entries in the transfer books of NXDT and NXDT OP, as applicable, sufficient to pay the aggregate Merger Consideration and Operating Partnership Merger Consideration, as applicable, and any cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.1(e) (the “Exchange Fund”), in each case, for the sole benefit of the holders of the New NHT Shares and NHT OP Units, as applicable. NXDT shall cause the Exchange Agent to make, and the Exchange Agent shall make payment of the aggregate Merger Consideration and Operating Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund may not be used for any other purpose.

(b)    The Exchange Fund shall be invested by the Exchange Agent as directed by NXDT. Interest and other income on the Exchange Fund will be the sole and exclusive property of NXDT. No investment of the Exchange Fund will relieve NXDT or the Exchange Agent from making the payments required by this Section 3.7, and following any losses from any such investment, NXDT shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy NXDT’s obligations hereunder for the benefit of the holders of the New NHT Shares and NHT OP Units, as applicable, at the Company Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c)      Exchange Procedures.

(i)    As promptly as practicable following the Company Merger Effective Time (but in no event later than five Business Days thereafter), NXDT shall cause the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share, of an NHT OP Certificate or NHT OP Book-Entry Share, as applicable, (A) a letter of transmittal (a “Letter of Transmittal”) which will specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares, to the NHT OP Certificates or NHT OP Book-Entry Share, as applicable, will pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, the NHT OP Certificates (or affidavits of loss in lieu thereof) or NHT OP Book-Entry Shares, as applicable, to the Exchange Agent, which Letter of Transmittal will be in such form and have such other customary provisions as NXDT and Company may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, the NHT OP Certificates (or affidavits of loss in lieu thereof) or NHT OP Book-Entry Shares, as applicable, in exchange for the Merger Consideration or Operating Partnership Merger Consideration, as applicable.

(ii)    Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share, an NHT OP Certificate (or an affidavit of loss in lieu thereof) or NHT OP Book-Entry Share, as applicable, to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, such NHT OP Certificate (or affidavit of loss in lieu thereof) or NHT OP Book-Entry Share, as applicable, will be entitled to receive in exchange therefor the Merger Consideration for each New NHT Share formerly represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, the Operating Partnership Merger Consideration for each NHT OP Unit formerly represented by such NHT OP Certificate (or affidavit of loss in lieu thereof) or NHT OP Book-Entry Share, in each case pursuant to the provisions of this Article III, within five Business Days following the later to occur of (A) the Company Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, such NHT OP Certificate (or affidavit of loss in lieu thereof) or NHT OP Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, the NHT OP Certificate (or affidavit of loss in lieu thereof) or NHT OP Book-Entry Share so surrendered will be forthwith cancelled.

(iii)    The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, such NHT OP Certificates (or affidavits of loss in lieu thereof) or NHT OP Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices; provided, that if a holder is providing an affidavit of loss in lieu of such Certificate or NHT OP Certificate, as applicable, such holder shall, if required by NXDT, post a bond, in such reasonable amount as NXDT may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate or NHT OP Certificate, as applicable.

(iv)    Until surrendered as contemplated by this Section 3.7, each Certificate (or affidavit of loss in lieu thereof) and Book-Entry Share, each NHT OP Certificate (or affidavit of loss in lieu thereof) and NHT OP Book-Entry Share, will be deemed, at any time after the Company Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration or the Operating Partnership Merger Consideration, as applicable, as contemplated by this Article III. No interest will be paid or accrued for the benefit of holders of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, the holders of the NHT OP Certificates (or affidavits of loss in lieu thereof) or NHT OP Book-Entry Shares, on the Merger Consideration or the Operating Partnership Merger Consideration, as applicable, payable upon the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, the NHT OP Certificates (or affidavits of loss in lieu thereof) or NHT OP Book-Entry Shares.

(v)    In the event of a transfer of ownership of New NHT Shares or NHT OP Units that is not registered in the transfer records of New NHT or NHT OP, it will be a condition of payment that any Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, any NHT OP Certificate (or affidavit of loss in lieu thereof) or NHT OP Book-Entry Share, surrendered in accordance with the procedures set forth in this Section 3.7(c) will be properly endorsed or will be otherwise in proper form for transfer, and that the Person requesting such payment will have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration or Operating Partnership Merger Consideration, as applicable, to a Person other than the registered holder of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, the NHT OP Certificate (or affidavit of loss in lieu thereof) or NHT OP Book-Entry Share, surrendered or will have established to the reasonable satisfaction of NXDT that such Tax either has been paid or is not applicable.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of New NHT Shares or NHT OP Units, as applicable, for 6 months after the Company Merger Effective Time will be delivered to NXDT, upon demand, and any former holders of New NHT Shares or NHT OP Units prior to the Company Merger who have not theretofore complied with this Article III will thereafter look only to NXDT for payment of the Merger Consideration or Operating Partnership Merger Consideration, as applicable, without any interest. Any amounts remaining unclaimed by former holders of New NHT Shares or NHT OP Units two years after the Company Merger Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of NXDT free and clear of any claims or interest of any Person previously entitled thereto.

(e)    Distributions with Respect to Unsurrendered Shares of New NHT Shares and NHT OP Units. All shares of NXDT Common Shares and limited partnership interests of NXDT OP to be issued as the Merger Consideration and Operating Partnership Merger Consideration, as applicable, shall be deemed issued and outstanding as of the Company Merger Effective Time and Operating Partnership Merger Effective Time, respectively, and whenever a dividend or other distribution is declared by NXDT on NXDT Common Shares or NXDT OP on the limited partnership interests of NXDT OP, the record date for which is after the Company Merger Effective Time, such declaration shall include dividends or distributions in respect of all NXDT Common Shares and limited partnership interests of NXDT OP issued pursuant to this Agreement.

(f)     No Liability. None of the Company, NHT OP, NXDT, NXDT OP, NXDT Intermediary, NXDT Merger Sub, the Surviving Company, the Surviving OP, the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, will be liable to any person in respect of the Merger Consideration or the Operating Partnership Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of NXDT, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.8     Withholding Rights. The Parties, their respective affiliates and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and the Operating Partnership Merger Consideration, as applicable (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld will be paid over to the applicable Governmental Entity in accordance with applicable Law and will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.9    Lost Certificates. If any Certificate or NHT OP Certificate, has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate or NHT OP Certificate to be lost, stolen or destroyed and, if required by NXDT, the posting by such Person of a bond in such reasonable amount as NXDT may direct, as indemnity against any claim that may be made against it with respect to such Certificate or NHT OP Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate or NHT OP Certificate, as applicable, the Merger Consideration or the Operating Partnership Merger Consideration, as applicable.

Section 3.10    Cash Balances. The Company shall deliver to NXDT, upon request and no later than five Business Days prior to the anticipated Closing Date, a written notice setting forth, in each case as of the close of business on the immediately preceding Business Day, the aggregate cash balances held by the Company, NHT OP and each Company Subsidiary (by Company Subsidiary), as well as the amounts of such cash balances that are not being used or reserved for specified purposes (including, to the extent agreed by NXDT following consultation with the Company, any working capital needs, repayment of any Indebtedness or any other reserves) and that are available to be utilized in respect of the obligations set forth in Section 3.1, Section 3.2 and Section 3.3.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, NHT INTERMEDIARY, NHT HOLDINGS AND NHT OP

Except as (i) disclosed in the separate disclosure letter which has been delivered by Old NHT to NXDT in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) or (ii) set forth in any of Old NHT’s filings with the Securities Authorities and other public disclosure documents of Old NHT that are publicly available at least five Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosure of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company, NHT Intermediary, NHT Holdings and NHT OP hereby jointly and severally represent and warrant to NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub as follows:

Section 4.1      Organization and Qualification; Subsidiaries.

(a)    Old NHT is an unincorporated, open-ended real estate investment trust established pursuant to a declaration of trust which is duly formed, validly existing and in good standing under the Laws of the Province of Ontario and has elected to be treated as a real estate investment trust for U.S. federal income Tax purposes. Upon its formation and at the time of the Company Merger Effective Time, New NHT will be a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. NHT Intermediary is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. NHT Holdings is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. NHT OP is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each other Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept), as applicable, under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has the requisite trust or corporate power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company, NHT Intermediary, NHT Holdings, NHT OP and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company has made available to NXDT true and complete copies of (i) Old NHT’s declaration of trust, together with all amendments and supplements thereto (the “Declaration of Trust”), (ii) drafts of the articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) of New NHT that will be adopted as the governing documents of New NHT upon its formation (iii) the NHT Intermediary LLC Agreement and the certificate of formation of NHT Intermediary, together with all amendments and supplements thereto, (iv) the NHT Holdings LLC Agreement and the certificate of formation of NHT Holdings, together with all amendments and supplements thereto, (v) the NHT OP LLC Agreement and the certificate of formation of NHT OP, together with all amendments and supplements thereto, and (vi) the Organizational Documents of each of the Company Subsidiaries, in each case as in effect as of the date hereof, and together with all amendments thereto. Each of the Declaration of Trust, the NHT Intermediary LLC Agreement, the NHT Holdings LLC Agreement, the NHT OP LLC Agreement and the Organizational Documents of the Company Subsidiaries was duly adopted and is in full force and effect, and the Company Charter and the Company Bylaws will be in full force and effect upon the formation of New NHT, and neither the Company, NHT Intermediary, NHT Holdings, NHT OP nor any of the Company Subsidiaries, as applicable, is in violation in any material respect of any of the provisions of such documents.

(c)    Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, and (ii) the type and percentage of interest held, directly or indirectly by the Company or a Company Subsidiary and any other Person, as applicable, in each Company Subsidiary. Except as set forth on Section 4.1(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other entity, other than in the Company Subsidiaries.

Section 4.2      Capitalization.

(a)    Old NHT is authorized to issue an unlimited number of trust units (the “Old NHT Units”). As of November 8, 2024 (the “Capitalization Date”), (i) 29,352,055 Old NHT Units were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, rights of repurchase (other than the redemption rights set forth in Section 7.10 of the Declaration of Trust), rights of participation or any open-ended trust similar rights, and (ii) no Old NHT Units were reserved and available for future issuance except for an aggregate of 1,670,056 Old NHT Units reserved and available for future issuance under the Old NHT Equity Plans. As of immediately following the consummation of the Reorganization, no Old NHT Units will be issued and outstanding. New NHT will be authorized to issue up to 100,000,000 shares of common stock (the “New NHT Shares” and, together with the Old NHT Units, the “Company Capital Shares”). As of the date hereof, there are no New NHT Shares issued and outstanding. Following the Reorganization, and as of Closing, the only New NHT Shares that will be issued and outstanding will be New NHT Shares issued pursuant to the Reorganization. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, none of the outstanding Company Capital Shares are subject to any right of first refusal in favor of any of the Company or the Company Subsidiaries.

(b)    As of the date hereof, except as provided in Section 4.2(a) or Section 4.2(f), and except for the Convertible Promissory Notes, there are no (i) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more shares of stock of, or other equity or voting interests in, New NHT or any Company Subsidiary, (ii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iii) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire, sell, redeem, exchange or convert any stock of, or other equity interests in, New NHT or any Company Subsidiary, or (iv) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units, deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Company Capital Shares. Since the close of business on the Capitalization Date through the date hereof, no Company Capital Shares, Deferred Units or other equity securities of the Company or the Company Subsidiaries have been issued or granted (other than the issuance of shares in respect of Deferred Units prior to the Capitalization Date). Except as set forth in Section 4.2(b) of the Company Disclosure Letter, Old NHT has not exempted any Person from the “Unit Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Declaration of Trust, which exemption or “Excepted Holder Limit” remains in effect. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote on any matters on which holders of stock or other equity interests of the Company or any of the Company Subsidiaries may vote. None of the Company Subsidiaries owns any Company Capital Shares.

(c)    Except as provided in Section 4.2(e), the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of stock or other equity securities of each of the Company Subsidiaries, including NHT Intermediary and NHT Holdings, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws and restrictions in the Organizational Documents of the Company or any Company Subsidiary, and all of such outstanding shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable (as applicable) and free of preemptive rights. Except (i) pursuant to the Company Charter, (ii) pursuant to the NHT OP LLC Agreement, (iii) for equity securities and other instruments (including loans) in wholly-owned Company Subsidiaries or (iv) as provided in Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any equity interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Company Subsidiary).

(d)    Except for transfer restrictions in Old NHT’s Investor Rights Agreement dated March 27, 2019 and the Organizational Documents of the Company or any Company Subsidiary, neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company or any of the Company Subsidiaries. To the Company’s knowledge, there are no third-party agreements or understandings with respect to the voting of any such shares of capital stock or voting securities or equity interests.

(e)    The Company is the indirect owner of all of the equity interests of the sole general partner of NHT OP. As of the Capitalization Date, 14,723,077 NHT OP Units, 205,597 Class B NHT OP Units and 1,471,875 Vested NHT OP Profits Interest Units were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, rights of repurchase, rights of participation or any similar rights. Section 4.2(e) of the Company Disclosure Letter sets forth a list as of the date hereof of all holders of the NHT OP Units and the number and type of such NHT OP Units and unvested NHT OP Profits Interest Units held. As of the date hereof, other than unvested NHT OP Profits Interest Units and the Convertible Promissory Notes, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate NHT OP to issue, transfer or sell any partnership interests in NHT OP or any securities convertible into or exchangeable for any partnership interests in NHT OP. There are no outstanding contractual obligations of NHT OP to issue, repurchase, redeem or otherwise acquire any partnership interests in NHT OP.

(f)    All Unvested NHT OP Profit Interest Units will be, when vested, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, right of repurchase, right of participation or any similar right. Section 4.2(f) of the Company Disclosure Letter sets forth the following information with respect to the NHT OP Profits Interest Units outstanding as of the Capitalization Date: (i) the name of the holder of such NHT OP Profit Interest Units; (ii) the number of Unvested NHT OP Profits Interest Units held by each holder; (iii) the number of Vested Profit Interest Units held by each holder; (iv) the date on which such NHT OP Profits Interest Units were granted; and (v) the times and extent to which each Unvested NHT OP Profits Interest Unit is scheduled to become vested and/or non-forfeitable thereafter.

(g)    As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Company and the Company Subsidiaries, other than Indebtedness in the principal amounts identified by instrument in Section 4.2(g) of the Company Disclosure Letter.

Section 4.3      Authority.

(a)    The Company has the requisite trust or corporate power, as applicable, and authority to execute and deliver this Agreement and, subject to the receipt of the Requisite Vote, to consummate the Company Merger, the Reorganization and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Reorganization, and the consummation by New NHT of the Company Merger and the other transactions contemplated hereby have been, or in the case of New NHT, will be prior to the Company Merger Effective Time, duly authorized by all necessary trust or corporate action, as applicable on the part of the New NHT Board and the Old NHT Board and, other than the Requisite Vote, the formation of New NHT and the filing of the Company Merger Certificate with the DSOS, no additional trust or corporate proceedings, as applicable, on the part of the Company or any Company Subsidiary are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the Reorganization, the Company Merger and the other transactions contemplated hereby by the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).

(b)    NHT Intermediary has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NHT Intermediary and the consummation by NHT Intermediary of the transactions contemplated hereby have been duly authorized by all necessary action on the part of NHT Intermediary and the Company in its capacity as the sole member of NHT Intermediary and, other than the filing of the Intermediary Merger Certificate with the DSOS, no additional proceedings on the part of NHT Intermediary are necessary to authorize the execution, delivery and performance by NHT Intermediary of this Agreement or the consummation of the transactions contemplated hereby by NHT Intermediary. This Agreement has been duly executed and delivered by NHT Intermediary and (assuming the due authorization, execution and delivery of this Agreement by each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub) constitutes the valid and binding obligation of NHT Intermediary enforceable against NHT Intermediary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)    NHT Holdings has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NHT Holdings and the consummation by NHT Holdings of the transactions contemplated hereby have been duly authorized by all necessary action on the part of NHT Holdings and the NHT Intermediary in its capacity as the sole member of NHT Holdings and, other than the filing of the Holdings Merger Certificate with the DSOS, no additional proceedings on the part of NHT Holdings are necessary to authorize the execution, delivery and performance by NHT Holdings of this Agreement or the consummation of the transactions contemplated hereby by NHT Holdings. This Agreement has been duly executed and delivered by NHT Holdings and (assuming the due authorization, execution and delivery of this Agreement by each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub) constitutes the valid and binding obligation of NHT Holdings enforceable against NHT Holdings in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)    NHT OP has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NHT OP and the consummation by NHT OP of the transactions contemplated hereby have been duly authorized by all necessary action on the part of NHT OP and the sole general partner of NHT OP and, other than the filing of the Operating Partnership Merger Certificate with the DSOS, no additional proceedings on the part of NHT OP are necessary to authorize the execution, delivery and performance by NHT OP of this Agreement or the consummation of the transactions contemplated hereby by NHT OP. This Agreement has been duly executed and delivered by NHT OP and (assuming the due authorization, execution and delivery of this Agreement by each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub) constitutes the valid and binding obligation of NHT OP enforceable against NHT OP in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e)    The Special Committee and the Old NHT Board (acting on the recommendation of the Special Committee and with the Conflicted Trustee abstaining) have unanimously (i) approved and declared the Mergers, the Reorganization and the other transactions contemplated by this Agreement advisable and in the best interest of Old NHT and its unitholders, (ii) approved the execution, delivery and performance of this Agreement and, subject to obtaining the Requisite Vote, the consummation by the Company of the transactions contemplated hereby, including the Mergers and the Reorganization, (iii) directed that, on the terms and subject to the conditions of this Agreement, the Company Merger and the Reorganization be submitted to the Old NHT Unitholders for their approval and (iv) resolved, on the terms and subject to the conditions of this Agreement, to recommend the approval of the Company Merger and the Reorganization by the Public Old NHT Unitholders and to include such recommendation in the Information Circular, in each case by resolutions duly adopted, which resolutions, except as permitted under Section 6.6, have not been subsequently rescinded, withdrawn or modified in a manner adverse to NXDT.

Section 4.4      No Conflict; Required Filings and Consents.

(a)    None of the execution, delivery or performance of this Agreement by the Company, NHT Intermediary, NHT Holdings or NHT OP or the consummation by the Company, NHT Intermediary, NHT Holdings or NHT OP of the transactions contemplated by this Agreement will: (i) subject to obtaining the Requisite Vote, conflict with or violate any provision of the Declaration of Trust, the Company Charter, the Company Bylaws, the NHT Intermediary LLC Agreement, the NHT Holdings LLC Agreement or the NHT OP LLC Agreement, as applicable; (ii) (A) conflict with or violate any provision of the Organizational Documents of any Company Subsidiary and (B) assuming that all consents, approvals and authorizations described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) except as set out in the Company Disclosure Letter, require any consent, notice or approval under, violate, conflict with, result in any breach of, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, notification, cancellation, purchase or sale under or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any Company Subsidiary, pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets (including rights) are bound) or any Company Permit, except, with respect to clauses 4.4(b) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    None of the execution, delivery or performance of this Agreement by the Company, NHT Intermediary, NHT Holdings or NHT OP or the consummation by the Company, or NHT OP of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity by the Company or any Company Subsidiary or with respect to any of their respective properties or assets, other than (i) the filing of the Company Merger Certificate with, and acceptance for record of the Company Merger Certificate by, the DSOS, (ii) the filing of the Intermediary Merger Certificate with the DSOS, (iii) the filing of the Holdings Merger Certificate with the DSOS, (iv) the filing of the Operating Partnership Merger Certificate with the DSOS, (v) the filing on SEDAR+ of the Information Circular, (vi) compliance with the applicable requirements of Securities Laws as may be required in connection with this Agreement and the transactions contemplated thereby,(vii) filings as may be required under the rules and regulations of the New York Stock Exchange and the TSXV, (viii) compliance with any applicable securities or “blue sky” Laws, (ix)  such filings as may be required in connection with the payment of any transfer and gain Taxes and (x) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5      Company Securities Filings; Financial Statements.

(a)    Except as disclosed in Section 4.5(a) of the Company Disclosure Letter, since January 1, 2022, the Company and each Company Subsidiary, as applicable, has filed with or otherwise furnished to the Securities Authorities all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the applicable Securities Laws, as the case may be (such documents and any other documents filed by the Company and each Company Subsidiary, as applicable, with the Securities Authorities, as they may have been supplemented, modified or amended since the time of filing, including those filed or furnished subsequent to the date hereof, collectively, the “Company Securities Filings”), except where the failure to file (or furnish, as applicable) such Company Securities Filing would not, individually or in the aggregate, reasonably be expected to adversely affect the Company and the Company Subsidiaries, in any material respect. As of their respective filing (or furnishing) dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company Securities Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of applicable Securities Laws, in each case as in effect on the date each such document was filed with or furnished to the Securities Authorities. As of the date hereof, except as disclosed in Section 4.5(a) of the Company Disclosure Letter, there are no material outstanding or unresolved comments received from the Securities Authorities with respect to any of the Company Securities Filings filed or furnished by the Company or any Company Subsidiary with the Securities Authorities and, as of the date hereof, to the knowledge of the Company, none of the Company Securities Filings is the subject of ongoing Securities Authorities review. The Company and each Company Subsidiary, as applicable, is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes and schedules thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company Securities Filings (collectively, the “Company Financial Statements”) (i) were prepared in accordance with IFRS (as issued by the International Accounting Standards Board) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Securities Authorities rules and regulations) and (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments).

(b)    None of the Company nor the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate of the Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) (i) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and the Company Subsidiaries in their published financial statements or other Company Securities Filings or (ii) that have or are reasonably likely to have a current or future effect on the financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to the Company and the Company Subsidiaries.

(c)    Except as set forth on Section 4.5(c) of the Company Disclosure Letter, all non-IFRS financial information, including without limitation, funds from operations (FFO), core funds from operations (Core FFO), adjusted funds from operations (AFFO), earnings before interest, taxes, depreciation, and amortization (EBITDA), net operating income (NOI) net operating income margin (NOI Margin), debt, debt to gross real estate value ratio, and gross real estate value referenced or otherwise incorporated in the Company Securities Filings and any financial supplement, prospectus, offering memorandum, investor presentation or similar of the Company or any Company Subsidiary has been filed, furnished, presented and/or provided in accordance with applicable Law, except for such non-compliance as would not, individually or in the aggregate, adversely affect the Company and the Company Subsidiaries. All such non-IFRS financial information has been prepared in good faith, in accordance with accounting and reporting conventions generally used in the hospitality REIT sector and from data in the Company’s general accounting system. The Company’s independent audit firm has not provided any management letter or other comment or objection to the Company’s use of, reference to or inclusion of such non-IFRS financial information as so presented.

Section 4.6      Information Supplied. The Information Circular will not, at the time the Information Circular is first mailed to the Old NHT Unitholders, at the time of the Unitholders’ Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Circular, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company, NHT Intermediary, NHT Holdings or NHT OP with respect to statements made or incorporated by reference therein based on information supplied by NXDT, NXDT OP, NXDT Intermediary, NXDT Merger Sub or any of their Representatives specifically for inclusion (or incorporation by reference) in the Information Circular.

Section 4.7    Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since December 31, 2023 through the date hereof, (a) the Company, NHT Intermediary, NHT Holdings, NHT OP and the Company Subsidiaries, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (c) except for regular quarterly cash dividends or other distributions on the Company Capital Shares or NHT OP Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Shares or NHT OP Units.

Section 4.8     Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by IFRS as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheet of the Company as of December 31, 2023 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice in all material respects since December 31, 2023, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9       Permits; Compliance with Laws.

(a)    The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals and orders of any Governmental Entity (each a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted as of the date hereof (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension or cancellation will result from the transactions contemplated by this Agreement, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)    The Company and each of the Company Subsidiaries is, and since December 31, 2023, has been, in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and properties or assets, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their operations is pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no Governmental Entity has indicated an intention to conduct the same.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any director, trustee, officer or employee of the Company or any of the Company Subsidiaries, has (i) knowingly used any corporate or trust funds, as applicable, for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, or (iii) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

Section 4.10    Litigation. Except for shareholder or derivative litigation that may be brought relating to this Agreement or the transactions contemplated hereby or events leading up to this Agreement, or as set forth in Section 4.10 of the Company Disclosure Letter, there is no suit, claim, action, investigation or proceeding which is against the Company or any Company Subsidiary (or any of their properties or assets) pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate (i) seeks material injunctive or other material non-monetary relief, or (ii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger by the Outside Date. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of immediately prior to the date of this Agreement, there is no suit, claim, action, investigation or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other transactions contemplated by this Agreement.

Section 4.11    Employees

(a)     Neither the Company nor any of the Company Subsidiaries has any employees.

Section 4.12    Tax Matters.

(a)    Except as set forth on Section 4.12(a) of the Company Disclosure Letter, the Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all income and all other material Tax Returns required to be filed by it and all such filed Tax Returns were correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of the Company or any Company Subsidiary (whether or not shown on a Tax Return) have been fully and timely paid or adequately provided for in accordance with IFRS, and adequate reserves or accruals for Taxes have been provided in accordance with IFRS with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. No power of attorney with respect to any Tax matter is currently in force.

(b)    To the knowledge of the Company, there are no Liens for Taxes (other than Permitted Liens) on any assets of the Company or any Company Subsidiary.

(c)    The Company (i) for all Taxable years from December 31, 2018 through December 31, 2024, has been organized and operated in conformity for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (“REIT”), (ii) has operated in such a manner so as to enable it to qualify as a REIT from January 1, 2023 through the date of the Company Merger Effective Time, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the Internal Revenue Service (“IRS”) to its status as a REIT, and no challenge to the Company’s status or qualification as a REIT is pending or, to the knowledge of the Company, threatened in writing. Section 4.12(c) of the Company Disclosure Letter sets forth each Company Subsidiary and its classification for U.S. federal income Tax purposes as of the date hereof. Each entity that is listed in Section 4.12(c) of the Company Disclosure Letter as a partnership, joint venture, or limited liability company has, since the later of the date of its formation and the date on which the Company acquired an interest in such entity, been treated for U.S. federal income Tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association Taxable as a corporation. Each entity that is listed in Section 4.12(c) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income Tax purposes as a REIT, a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code (a “QRS”) or a “taxable REIT subsidiary” pursuant to Section 856(1) of the Code (a “TRS”) as set forth on such schedule. Each entity that is listed in Section 4.12(c) of the Company Disclosure Letter as a REIT has been, since the date of its formation, treated as a REIT for U.S. federal income Tax purposes (other than NexPoint Multifamily Capital Trust that was formed on November 12, 2013 but did not elect REIT status until January 1, 2019). Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(d)    Since January 1, 2018, the Company and the Company Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) or (ii) any other material liability for Taxes (other than Transfer Taxes) that have become due and that have not been previously paid other than in the ordinary course of business. Since January 1, 2018, neither the Company nor any Company Subsidiary (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2018, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS service income” described in Section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Company Subsidiary.

(e)    There are no Tax Protection Agreements currently in force and no person has raised in writing, or to the Company’s knowledge threatened to raise, a claim against the Company or any of the Company Subsidiaries for any breach of any Tax Protection Agreement.

(f)    Except as set forth on Section 4.12(f) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) to the knowledge of the Company, is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the knowledge of the Company, is not subject to a claim by a Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is subject to material taxation by that jurisdiction; (viii) has no outstanding requests for any Tax ruling, requests for administrative relief, requests for technical advice or other requests from any Governmental Entity and has not received any such Tax ruling, administrative relief or technical advice; and (ix) is not the subject of any agreement with any Governmental Entity (including any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law)) with respect to Tax matters.

(g)    The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld from employee salaries, wages and other compensation and from payments to nonresidents, members, lenders and other Persons all amounts required to be so withheld, and have paid over to the appropriate Governmental Entity all such amounts on or prior to the due date thereof under all applicable Laws. The Company and the Company Subsidiaries have properly completed and timely filed all IRS Forms W-2 and 1099 required thereof.

(h)    The Company and the Company Subsidiaries are current on all sales and use Taxes owed to Governmental Entities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(i)     The Company has made available to NXDT copies of (i) all U.S. federal and other material income Tax Returns of the Company and the Company Subsidiaries relating to the Taxable periods ending since the Company’s Taxable year ending on December 31, 2020, and (ii) any audit report issued within the last four (4) years relating to any Taxes due from or with respect to the Company or any Company Subsidiaries.

(j)     Neither the Company nor any Company Subsidiary (i) has agreed to make any adjustment pursuant to Section 481(a) of the Code, (ii) has any knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to the Company or such Company Subsidiary or (iii) has any application pending with the IRS or any other Governmental Entity requesting permission for any change in accounting method.

(k)     Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(l)    Neither the Company nor any Company Subsidiary is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement between the Company and any Company Subsidiary and (ii) provisions in commercial contracts not primarily relating to Taxes.

(m)     Neither the Company nor any Company Subsidiary has participated in any Reportable Transactions.

(n)     Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution that was reported as or otherwise constituted a distribution to which Section 355 of the Code is applicable (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)    Neither the Company nor any Company Subsidiary: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by Contract or otherwise (other than pursuant to provisions in commercial contracts not primarily relating to Taxes).

(p)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing, (ii) prepaid amount received prior to the Closing; (iii) application of Section 263A of the Code (or any similar provision of state, local, or non-U.S. Laws); or (iv) income arising or accruing prior to the Closing Date and includible after the Closing Date under Code Section 951, 951A, 956 or 965 (including, for the avoidance of doubt, pursuant to an election pursuant to Code Sections 965(h)).

Section 4.13     Real Property.

(a)    Subject to the immediately succeeding sentence, Section 4.13(a) of the Company Disclosure Letter lists the common street address for all real property owned by the Company or any Company Subsidiary in fee as of the date hereof, and the Company Subsidiary owning such real property (such real property interests are, as the context may require, individually or collectively referred to as the “Owned Real Property”), including any Owned Real Property which is subject to a mortgage (as the context may require, individually or collectively, the “Mortgaged Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b)    Subject to the immediately succeeding sentence, Section 4.13(b) of the Company Disclosure Letter lists the common street address for all real property in which the Company or a Company Subsidiary holds as a lessee or sublessee a leasehold, sublease, or other occupancy interest, including a ground lease interest (as the context may require, individually or collectively, the “Company Leased Real Property”), each lease, sublease or other occupancy agreement, including each ground lease, for such real property pursuant to which the Company or a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest, including each amendment, guaranty or any other agreement relating thereto (“Company Leases”) and the Company or the applicable Company Subsidiary holding such leasehold or sublease interest. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary holds a valid leasehold, subleasehold or other occupancy interest as a lessee, sublessee or occupant in the Company Leased Real Property free and clear of all Liens except for Permitted Liens. True and complete copies of the Company Leases in effect as of the date of this Agreement have been made available to NXDT.

(c)    Section 4.13(c)(i) of the Company Disclosure Letter discloses, as of the date hereof, the budgeted operating expenses of the Company and the Company Subsidiaries through December 31, 2024 (the “Operating Expenses”), by Owned Real Property. Section 4.13(c)(ii) of the Company Disclosure Letter discloses, as of the date hereof, the budgeted amount of all allowances (including tenant allowances), expenditures and fundings (other than those relating to Development Projects which are shown on the Development Expenditure Budget) (the “Capital Expenditures”) by Owned Real Property, budgeted to be funded annually through project completion by or on behalf of the Company or any Company Subsidiary, in each case, with respect to each project or line item, in excess of $250,000 or in an aggregate amount per Owned Real Property in excess of $250,000 (the “Capital Expenditure Budget”). Section 4.13(c)(iii) of the Company Disclosure Letter discloses, as of the date hereof, the budgeted development expenses of the Company and the Company Subsidiaries through December 31, 2024 (the “Development Expenditures”), by Owned Real Property, in connection with renovations, construction projects, restorations, developments and redevelopments and any projects (collectively, the “Development Projects”), on, relating to or adjacent to any Owned Real Property in each case in an aggregate amount per Owned Real Property in excess of $250,000 per Development Project.

(d)    Section 4.13(d) of the Company Disclosure Letter, sets forth the amount of brokerage commissions or fees per Owned Real Property or Company Leased Real Property that are now due or which would reasonably be expected to become due from the Company or any Company Subsidiary with respect to any individual Company Space Lease as of the date hereof.

(e)    Neither the Company nor any Company Subsidiary has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly-owned Company Subsidiary (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Company Subsidiary has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”).

(f)    Except as set forth in the Company Space Leases or in Section 4.13(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any material agreement pursuant to which a Person other than the Company or any wholly-owned Company Subsidiary manages or manages the development of any of the Owned Real Properties.

(g)    Except for the Company Material Contracts identified in Section 4.16(b)(viii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right to purchase, lease, ground lease or otherwise acquire any interest in Owned Real Property or any portion thereof.

(h)    Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which the Company or any of the Company Subsidiaries manages, is a development manager of or is the leasing agent of any real properties for any third party. Section 4.13(h) of the Company Disclosure Letter sets forth all Management Agreements and other agreements that the Company or any Company Subsidiary is a party to pursuant to which a Person other than a Company Subsidiary manages the development or operation of any Owned Real Property or Company Leased Real Property or serves as a broker or leasing agent for any Owned Real Property or Company Leased Real Property that provide for payments in excess of $50,000 per annum. Section 4.13(h) of the Company Disclosure Letter sets forth all agreements to which the Company or any Company Subsidiary is a party related to the construction of any improvements on any Owned Real Property or Company Leased Real Property that provide for payments in excess of $50,000 per annum.

(i)     There are no Transfer Rights with respect to any real property or person in favor of the Company or any Company Subsidiary. No Transfer Rights have been exercised by the Company or any Company Subsidiary since January 1, 2022. As of the date hereof, (i) neither the Company nor any Company Subsidiary has exercised any Transfer Right with respect to any real property or Person, which transaction has not yet been consummated and (ii) no third party has exercised in writing any Transfer Right with respect to any Company Subsidiary or Owned Real Property, which transaction has not yet been consummated.

(j)     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Owned Real Properties, Company Leased Real Properties or Mortgaged Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(k)     Other than as set forth in Section 4.13(k) of the Company Disclosure Letter, to the knowledge of the Company, as of the date hereof, none of the Company or any of the Company Subsidiaries has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company or any Company Subsidiary in an amount, in the aggregate, in excess of $250,000.

(l)     None of the Company or any of the Company Subsidiaries has received any written notice of any outstanding violation of any Law, including zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, for any Owned Real Property or Mortgaged Property, in each case which has had, or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(m)    Neither the Company nor any of the Company Subsidiaries are the holders, owners or beneficiaries of any mortgage note or other Indebtedness secured by real property payable by a Person other than a wholly-owned Company Subsidiary.

Section 4.14     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as disclosed in the environmental reports provided to NXDT and as disclosed in Section 4.14 of the Company Disclosure Letter:

(a)     (i) The Company and each Company Subsidiary are and have been in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and at all times during the Company’s and each Company Subsidiary’s ownership or operation of any Owned Real Property, such Owned Real Property or Company Leased Real Property has been (and with respect to former Subsidiaries of the Company and properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company, to the knowledge of the Company or any Company Subsidiary, was during the period owned, leased or operated by any of them) in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits); (ii) there are no administrative or judicial proceedings relating to Environmental Laws pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary any Owned Real Property or Company Leased Real Property, or, to the knowledge of the Company, any properties formerly owned, leased or operated by the Company or any Company Subsidiary or any former Subsidiaries of the Company; (iii) neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim, in any case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law and, to the knowledge of the Company, no such notice, demand or claim has been threatened; and (iv) each Environmental Permit required of the Company, any Company Subsidiary, and any Owned Real Property or Company Leased Real Property is valid and in effect and the renewal of such Environmental Permit has been timely re-applied for.

(b)    (i) Neither the Company nor any Company Subsidiary has received any written notice, demand or claim alleging liability on the part of the Company or any Company Subsidiary as a result of a Release of Hazardous Substances; (ii) Hazardous Substances are not present in, at, on or under any of the Owned Real Property or Company Leased Real Property, either as a result of the operations of the Company or any Company Subsidiary or otherwise, and to the knowledge of the Company are not present in, at, on or under any other real property for which the Company or any Company Subsidiary could reasonably be expected to be liable, in a quantity or condition that, in either case, would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary; and (iii) there are, to the knowledge of the Company, no wetlands (as that term is defined under Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1344, and all implementing regulations) at any Owned Real Property or Company Leased Real Property, nor is any Owned Real Property or Company Leased Real Property subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record.

Section 4.15     Intellectual Property.

(a)    Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Patents, registered marks and registered Copyrights that are owned by the Company and the Company Subsidiaries (“Registered Company Intellectual Property Assets”).

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, and Trade Secrets (the “Intellectual Property Rights”) used by the Company or any Company Subsidiary in, and that are material to, the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), (ii) neither the Company nor any of the Company Subsidiaries has received, in the 12 months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity of or right to use any of the Company Intellectual Property Rights. To the knowledge of the Company, no other Person has infringed any Company Intellectual Property Rights in the 12 months preceding the date hereof, except for any such infringement as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) all Registered Company Intellectual Property Assets have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable, except for issuances, registrations or applications that the Company or the Company Subsidiaries, as applicable, has permitted to expire or has cancelled or abandoned in its reasonable business judgment.

(c)    To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other Person, except for any such infringement that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received, in the 12 months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property Rights of any other Person by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)    The Company and the Company Subsidiaries have taken all reasonable measures to protect the security, privacy and confidentiality of all Company Protected Information; (i) no Company Protected Information has been disclosed by the Company or the Company Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such Company Protected Information by such Person; (ii) the Company and the Company Subsidiaries have implemented and maintain reasonable data security programs that are consistent with industry standards and applicable Laws; (iii) the Company and the Company Subsidiaries (and, to the Company’s knowledge, as of the date hereof, the applicable management companies) have not experienced any breach, unauthorized access or disclosure, or loss of control of Company Protected Information; (iv) the franchisors have at all times complied (and, to the Company’s knowledge, as of the date hereof, the applicable management companies are in compliance) with all privacy, security, or data protection Laws applicable to that entity or to the Company Protected Information that entity collects, holds, uses or discloses; and (v) none of the Company or the Company Subsidiaries have been (nor, to the Company’s knowledge, as of the date hereof, the applicable management companies are not) under investigation by any Governmental Entity concerning any privacy, security or data protection Laws.

Section 4.16      Contracts.

(a)     All Contracts, including amendments thereto, required to be filed with the Securities Authorities on or after January 1, 2020, pursuant to Securities Laws have been filed. All such filed Contracts will be deemed to have been made available to NXDT.

(b)     Other than the Contracts described in Section 4.16(a), Section 4.16(b) of the Company Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject that:

(i)     is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract with a third party;

(ii)    is a Management Agreement;

(iii)     is a Material Company Lease;

(iv)     is a Material Company Space Lease;

(v)      is a franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(vi)     contains covenants of the Company or any of the Company Subsidiaries purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries or any of their affiliates may engage or the geographic area in which any of them may so engage;

(vii)    evidences Indebtedness for borrowed money or any capitalized lease obligations and other Indebtedness to any Person, (A) in excess of $100,000 of the Company or any of the Company Subsidiaries, whether unsecured or secured or (B) secured by Owned Real Property (such Contracts, the “Existing Loan Documents”);

(viii)    provides for the purchase, sale, assignment, ground leasing or disposition of or a Transfer Right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any (A) real property (including any Owned Real Property or any portion thereof) or equity interests of any Person or (B) any other material asset of the Company or any Company Subsidiary with a fair market value or purchase price greater than $200,000;

(ix)     except for any capital contribution requirements as set forth in the Organizational Documents of any Person set forth in Section 4.17(b)(ix) of the Company Disclosure Letter, or with respect to any Development Project, (A) requires the Company or any Company Subsidiary to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in any Company Subsidiary or other Person in excess of $100,000 or (B) evidences a loan (whether secured or unsecured) made to, or on behalf of, any other Person in excess of $100,000;

(x)     relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, other than any settlement that provides solely for the payment of less than $250,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary);

(xi)     with any current executive officer, director or trustee of the Company, as applicable, or any of the Company Subsidiaries, any shareholder of the Company beneficially owning 5% or more of outstanding Company Capital Shares or, to the knowledge of the Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing

(xii)     constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract or agreement relating to a holding transaction;

(xiii)    is a severance, or change of control agreement or provides for indemnification or holding harmless of any officer, manager, director, trustee or employee, or is an employment, staffing, independent contractor, professional employer organization, staffing company, temporary employment agency, or leased employee agreement or arrangement, or any collective bargaining agreement;

(xiv)    has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, with a value in excess of $100,000; or

(xv)     governs the formation, creation, governance, economics or control of any joint venture, partnership, strategic alliance or other similar arrangement (or sets forth the materials terms thereof) that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries; or

(xvi)     is not described in clauses (i) through (xiv) above and calls for or guarantees (A) aggregate payments by the Company and the Company Subsidiaries of more than $500,000 over the remaining term of such Contract or (B) annual aggregate payments by the Company and the Company Subsidiaries of more than $100,000.

Each Contract of a type described in clauses (a) and (b) of this Section 4.16 is referred to in this Agreement as a “Company Material Contract.” The Company has made available to NXDT true and complete copies of all Company Material Contracts as of the date hereof, including amendments and supplements thereto.

(c)    (i) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, each Company Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, subject to the Bankruptcy and Equity Exception, except as would not reasonably be expected to adversely affect the Company or any of the Company Subsidiaries in any material respect.

Section 4.17     Insurance.

(a)    Section 4.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of the material insurance policies held by, or for the benefit of the Company or any of the Company Subsidiaries as of the date of this Agreement, including the insurer under such policies and the type of and amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, and (c) neither the Company nor any Company Subsidiary is in breach of or default under any of such insurance policies.

(b)    Except as would not reasonably be expected to adversely affect the Company or any of the Company Subsidiaries in any material respect, since December 31, 2023, neither the Company nor the Company Subsidiaries have received written communication notifying it of any (i) termination or cancellation or denial of coverage with respect to any insurance policy, (ii) failure to renew any such insurance policy, (iii) refusal of coverage thereunder or any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder or (iv) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company. As of the date hereof, there is no pending material claim by the Company or the Company Subsidiaries against any insurance carrier under any insurance policy held by the Company or the Company Subsidiaries.

(c)    Except as would not reasonably be expected to adversely affect the Company or any of the Company Subsidiaries in any material respect, the Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks (i) as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance) and (ii) that the Company and the Company Subsidiaries believe are adequate for the operation of their businesses and the protection of their assets.

Section 4.18    Fairness Opinion. The Old NHT Board has received from Doane Grant Thornton LLP (“Doane Grant Thornton”) a written opinion (or oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the various factors, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Public Old NHT Unitholders pursuant to this Agreement is fair, from a financial point of view to such holders. A signed copy of such opinion shall be made available to NXDT as soon as practicable after receipt thereof by Old NHT, for information purposes only.

Section 4.19    Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby including the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any “moratorium,” “control share acquisition,” “fair price,” “affiliate transaction,” “business combination,” or other similar takeover Laws and regulations enacted under the DGCL or the DLLCA (collectively, “Takeover Statutes”). The Company is not party to any shareholder rights plan, “poison pill,” antitakeover plan or similar agreement or device.

Section 4.20     Vote Required. A simple majority of the votes cast by Public Old NHT Unitholders present in person or represented by proxy at the Unitholders’ Meeting and a special resolution of the Old NHT Unitholders, being the affirmative vote of the holders of more than 66⅔% of the Old NHT Units present in person or represented by proxy at the Unitholders’ Meeting, are the only votes required of the holders of any shares of stock or other equity securities of Old NHT to approve the Reorganization, the Company Merger and the other transactions contemplated by this Agreement (the “Requisite Vote”). Other than the NHT OP Approval (which has been obtained), no vote or consent of the holders of any NHT OP Units is necessary to approve the Operating Partnership Merger, the Company Merger or the other transactions contemplated by this Agreement and no dissenters or appraisal rights will be available to any holder of NHT OP Units.

Section 4.21     Brokers. Except for the fees and expenses payable to Doane Grant Thornton, no broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers. The Company has made available to NXDT a true and complete copy of the engagement letter between Old NHT and Doane Grant Thornton, relating to the transactions contemplated by this Agreement, which letter discloses all fees payable thereunder.

Section 4.22    Related Party Transactions. Except as set forth in the Company Securities Filings filed or furnished with the Securities Authorities through and including the date of this Agreement, from January 1, 2024 through the date of this Agreement, there have been no transactions or Contracts between the Company or any Company Subsidiary, on the one hand, and any affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Canadian Law.

Section 4.23    No Other Representations. The Company, NHT Intermediary, NHT Holdings, and NHT OP acknowledge that neither NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub nor any Person on behalf of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub makes, and neither the Company, NHT Intermediary, NHT Holdings nor NHT OP has relied on, and hereby disclaims, any express or implied representation or warranty with respect to NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub or their respective businesses or with respect to the accuracy or completeness of any other information provided to the Company in connection with the transactions contemplated by this Agreement, other than the representations and warranties contained in Article V or any certificate delivered in connection with the transactions contemplated by this Agreement, or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects). Without limiting the foregoing, the Company, NHT Intermediary, NHT Holdings and NHT OP acknowledge and agree that, except for any remedies available under or in connection with this Agreement with respect to the representations and warranties expressly set forth in Article V or in any certificate delivered in connection with the transactions contemplated by this Agreement, neither NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub nor any other Person shall have or be subject to any liability or other obligation to the Company, NHT Intermediary, NHT Holdings, NHT OP or their Representatives or affiliates or any other Person resulting from the Company’s, NHT Intermediary’s, NHT Holdings’, NHT OP’s or their Representatives’ or affiliates’ use of any information, documents or other material made available to the Company, NHT Intermediary, NHT Holdings, NHT OP or its Representatives or affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF NXDT, NXDT INTERMEDIARY, NXDT OP AND NXDT MERGER SUB

Except as (i) disclosed in the separate disclosure letter which has been delivered by NXDT to the Company in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “NXDT Disclosure Letter”) or (ii) set forth in any of NXDT’s filings with the Securities Authorities and other public disclosure documents of NXDT that are publicly available at least five Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosure of information, factors or risks that are predictive, cautionary or forward-looking in nature) NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub hereby jointly and severally represent and warrant to the Company, NHT Intermediary, NHT Holdings and NHT OP as follows:

Section 5.1      Organization and Qualification; Subsidiaries.

(a)    NXDT is a statutory trust duly formed, validly existing and in good standing under the Laws of the State of Delaware. NXDT Intermediary is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. NXDT OP is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. NXDT Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub has requisite statutory trust or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a NXDT Material Adverse Effect. Each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub is duly qualified to do business and is in good standing in each jurisdiction (with respect to jurisdictions that recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a NXDT Material Adverse Effect.

(b)    NXDT has made available to the Company true and complete copies of the certificate of trust of NXDT, the declaration of trust of NXDT, the bylaws of NXDT, the certificate of formation of NXDT Intermediary, NXDT Intermediary LLC Agreement, the certificate of limited partnership of NXDT OP, the NXDT OP LP Agreement, the certificate of formation of NXDT Merger Sub and NXDT Merger Sub LLC Agreement. Each of the certificate of trust of NXDT, the declaration of trust of NXDT, the bylaws of NXDT, the certificate of formation of NXDT Intermediary, the NXDT Intermediary LLC Agreement, the certificate of limited partnership of NXDT OP, the NXDT OP LP Agreement, the certificate of formation of NXDT Merger Sub and the NXDT Merger Sub LLC Agreement was duly adopted and is in full force and effect, and neither NXDT, NXDT Intermediary, NXDT OP nor NXDT Merger Sub is in violation of any of the provisions of such documents.

(c)    NXDT Intermediary was formed solely for the purpose of engaging in transactions contemplated by this Agreement, and NXDT Intermediary has conducted no business prior to the date hereof and has no, and prior to the Company Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(d)    NXDT Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and NXDT Merger Sub has conducted no business prior to the date hereof and has no, and prior to the Operating Partnership Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

Section 5.2      Capitalization.

(a)    NXDT is authorized to issue an unlimited number of shares of beneficial interest, in multiple classes and series thereof. NXDT’s authorized shares of beneficial interest consist of an unlimited number of NXDT Common Shares and an unlimited number of preferred shares, par value $0.001 per share. The NXDT Board has designated a series of up to 4,800,000 preferred shares as the Series A Preferred Shares. As of November 8, 2024 (the “NXDT Capitalization Date”), (i) 41,924,881.62 NXDT Common Shares were issued and outstanding; and (ii) 3,359,593 Series A Preferred Shares were issued and outstanding; all of which were duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.2(a) of the NXDT Disclosure Letter, none of the outstanding NXDT Common Shares or Series A Preferred Shares are subject to any right of first refusal in favor of NXDT or any of its Subsidiaries.

(b)    As of the date hereof, except as disclosed in Section 5.2(b) of the NXDT Disclosure Letter and as provided in Section 5.2(a) or Section 5.2(e), there are no (i) outstanding securities of NXDT or any of its Subsidiaries convertible into or exchangeable for one or more shares of stock of, or other equity or voting interests in, NXDT or any of its Subsidiaries, (ii) options, warrants or other rights or securities issued or granted by the NXDT or any of its Subsidiaries relating to or based on the value of the equity securities of NXDT or any of its Subsidiaries, (iii) Contracts that are binding on NXDT or any of its Subsidiaries that obligate the NXDT or any of its Subsidiaries to issue, acquire, sell, redeem, exchange or convert any stock of, or other equity interests in, NXDT or any of its Subsidiaries, or (iv) outstanding restricted shares, restricted share units, share appreciation rights, performance shares, performance units, deferred share units, contingent value rights, “phantom” shares or similar rights issued or granted by the NXDT or any of its Subsidiaries that are linked to the value of the NXDT Common Shares or Series A Preferred Shares. Since the close of business on the NXDT Capitalization Date through the date hereof, no NXDT Common Shares, Series A Preferred Shares or other equity securities of NXDT or any of its Subsidiaries have been issued or granted. Except as set forth in Section 5.2(b) of the NXDT Disclosure Letter, NXDT has not exempted any Person from the “Aggregate Share Ownership Limit” or “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in NXDT’s declaration of trust, which exemption or “Excepted Holder Limit” remains in effect. There are no outstanding bonds, debentures, notes or other Indebtedness of NXDT or any of its Subsidiaries having the right to vote on any matters on which holders of stock or other equity interests of NXDT or any of its Subsidiaries may vote.

(c)    Except for transfer restrictions in the Organizational Documents of NXDT or any of its Subsidiaries, or as set forth in Section 5.2(c) of the NXDT Disclosure Letter, neither NXDT nor any of its Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of NXDT or any of its Subsidiaries. To NXDT’s knowledge, there are no third-party agreements or understandings with respect to the voting of any such shares of capital stock or voting securities or equity interests.

(d)    NXDT is the indirect owner of all of the equity interests of the sole general partner of NXDT OP. As of the NXDT Capitalization Date, 2,000 limited partnership interests of NXDT OP and no Vested NXDT OP Profits Interest Units were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, rights of repurchase, rights of participation or any similar rights. As of the date hereof, all limited partnership interests of NXDT OP are held by NXDT. As of the date hereof, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate NXDT OP to issue, transfer or sell any partnership interests in NXDT OP or any securities convertible into or exchangeable for any partnership interests in NXDT OP. There are no outstanding contractual obligations of NXDT OP to issue, repurchase, redeem or otherwise acquire any partnership interests in NXDT OP.

(e)    All Unvested NXDT OP Profit Interest Units will be, when vested, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, right of repurchase, right of participation or any similar right. As of the NXDT Capitalization Date, no Unvested NXDT OP Profit Interest Units have been granted.

Section 5.3      Authority.

(a)    NXDT has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NXDT and the consummation by NXDT of the transactions contemplated hereby have been duly authorized and, other than the filing of the Company Merger Certificate with the DSOS, no additional proceedings on the part of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub are necessary to authorize the execution, delivery and performance by NXDT of this Agreement or the consummation of the transactions contemplated hereby by NXDT. This Agreement has been duly executed and delivered by NXDT and (assuming the due authorization, execution and delivery of this Agreement by each of the Company, NHT Intermediary, NHT Holdings and NHT OP) constitutes the valid and binding obligation of NXDT enforceable against NXDT in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    NXDT Intermediary has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NXDT Intermediary and the consummation by NXDT Intermediary of the transactions contemplated hereby have been duly authorized and, other than the filing of the Company Merger Certificate, Intermediary Merger Certificate and Holdings Merger Certificate with the DSOS, no additional proceedings on the part of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub are necessary to authorize the execution, delivery and performance by NXDT Intermediary of this Agreement or the consummation of the transactions contemplated hereby by NXDT Intermediary. This Agreement has been duly executed and delivered by NXDT Intermediary and (assuming the due authorization, execution and delivery of this Agreement by each of Old NHT, NHT Intermediary, NHT Holdings and NHT OP) constitutes the valid and binding obligation of NXDT Intermediary enforceable against NXDT Intermediary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)    NXDT OP has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NXDT OP and the consummation by NXDT OP of the transactions contemplated hereby have been duly authorized by all necessary action on the part of NXDT OP and the sole general partner of NXDT OP and no additional proceedings on the part of NXDT OP are necessary to authorize the execution, delivery and performance by NXDT OP of this Agreement or the consummation of the transactions contemplated hereby by NXDT OP. This Agreement has been duly executed and delivered by NXDT OP and (assuming the due authorization, execution and delivery of this Agreement by each of Old NHT, NHT Intermediary, NHT Holdings and NHT OP) constitutes the valid and binding obligation of NXDT OP enforceable against NXDT OP in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d)    NXDT Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by NXDT Merger Sub and the consummation by NXDT Merger Sub of the transactions contemplated hereby have been duly authorized and, other than the filing of the Operating Partnership Merger Certificate with the DSOS, no additional proceedings on the part of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub are necessary to authorize the execution, delivery and performance by NXDT Merger Sub of this Agreement or the consummation of the transactions contemplated hereby by NXDT Merger Sub. This Agreement has been duly executed and delivered by NXDT Merger Sub and (assuming the due authorization, execution and delivery of this Agreement by each of Old NHT, NHT Intermediary, NHT Holdings and NHT OP) constitutes the valid and binding obligation of NXDT Merger Sub enforceable against NXDT Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(e)    The NXDT Board has (i) approved and declared advisable the Mergers and the other transactions contemplated by this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation by NXDT of the transactions contemplated hereby, including the Mergers, in each case by resolutions duly adopted, which resolutions have not been subsequently rescinded, withdrawn or modified in a manner adverse to NXDT.

Section 5.4       No Conflict; Required Filings and Consents.

(a)    None of the execution, delivery or performance of this Agreement by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub or the consummation by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the declaration of trust or bylaws of NXDT, NXDT Intermediary LLC Agreement, NXDT OP LP Agreement or NXDT Merger Sub LLC Agreement, as applicable or (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) have been obtained and all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, or any of their respective properties or assets, except, with respect to clause (ii) as would not, individually or in the aggregate, reasonably be expected to have a NXDT Material Adverse Effect.

(b)    None of the execution, delivery or performance of this Agreement by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub or the consummation by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, other than (i) the filing of the Company Merger Certificate with the DSOS, (ii) the filing of the Intermediary Merger Certificate with the DSOS, (iii) the filing of the Holdings Merger Certificate with the DSOS, (iv) the filing of the Operating Partnership Merger Certificate with the DSOS, (v) compliance with, and such filings as may be required under, Environmental Laws, (vi) compliance with the applicable requirements of the Exchange Act, (vii) compliance with any applicable federal or state securities or “blue sky” Laws, (viii) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of NXDT or any of its affiliates, (ix) such filings as may be required in connection with the payment of any transfer and gain Taxes, (x) the filing of such documents as may be required to be filed with any Government Entity to accomplish the registration of the NXDT Common Shares constituting the Merger Consideration under the Securities Act, and (xi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a NXDT Material Adverse Effect.

Section 5.5     Shareholder Vote. No shareholder or equityholder vote of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub is required to approve this Agreement or to authorize NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub to or to consummate the Mergers other than as has already been obtained.

Section 5.6     Shareholder Rights Plan. As of the date of this Agreement, there is no shareholder rights plan (or similar plan commonly referred to as a “poison pill”) under which NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub is or may become obligated to sell or otherwise issue any shares in the capital of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, or any securities of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub.

Section 5.7       Securities Filings, Financial Statements.

(a)    All documents required to have been filed or furnished by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub with the Securities Authorities since January 1, 2022 have been so filed or furnished on a timely basis, including any certification or statement required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act (and Section 302 of the Sarbanes-Oxley Act) and (ii) Section 906 of the Sarbanes-Oxley Act.

(b)    As of the time it was filed with or furnished to the Securities Authorities (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of any disclosure document of NXDT (the “NXDT Disclosure Document”) that is a registration statement or prospectus filed pursuant to the requirements of the U.S. Securities Act or applicable Securities Laws, as of the effective date of such NXDT Disclosure Document): (A) each NXDT Disclosure Document complied in all material respects with the applicable requirements of the U.S. Securities Act or the Exchange Act (as the case may be); and (B) no NXDT Disclosure Documents contained any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    The financial statements (including any related notes) of NXDT contained in the NXDT Disclosure Documents filed on or after January 1, 2022: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the applicable period covered (except (A) as may be indicated therein or in the notes thereto, (B) with respect to unaudited statements, as permitted by the Securities Authorities, and (C) in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto); and (iii) present fairly, in all material respects, the financial condition of NXDT and its consolidated subsidiaries as of the respective dates thereof and the results of operations and cash flows of NXDT and its subsidiaries for the periods covered thereby.

Section 5.8     Absence of Certain Changes. Except as otherwise contemplated by this Agreement or as publicly disclosed, since December 31, 2023 through the date hereof, (a) NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub, taken as a whole, have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a NXDT Material Adverse Effect and (c) except for regular quarterly dividends or other distributions on securities of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any securities of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub.

Section 5.9      Undisclosed Liabilities. None of NXDT, NXDT Intermediary, NXDT OP nor NXDT Merger Sub has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub or in the notes thereto, other than liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the consolidated balance sheets of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub as of December 31, 2023 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice in all material respects since December 31, 2023, (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby, or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a NXDT Material Adverse Effect.

Section 5.10    Cash Available. NXDT has or will have at the Company Merger Effective Time sufficient cash available to enable it to satisfy the Merger Consideration payable in accordance with Section 3.1(c) and the terms of this Agreement. NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub expressly acknowledge and agree that their obligations under this Agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Section 5.11     Information Supplied. None of the information supplied or to be supplied by NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub or any of their Representatives specifically for inclusion (or incorporation by reference) in the Information Circular will, at the time the Information Circular is first mailed to the Old NHT Unitholders or at the time of the Unitholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub with respect to (and nothing in this Section 5.11 shall apply to) statements made (or incorporated by reference) in the Information Circular based on information supplied by or on behalf of the Company or any of the Company Subsidiaries.

Section 5.12     Litigation. Except for shareholder or derivative litigation that may be brought relating to this Agreement or the transactions contemplated hereby or events leading up to this Agreement, there is no suit, claim, action, investigation or proceeding which is against NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub (or any of their properties or assets) pending or, to the knowledge of NXDT, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a NXDT Material Adverse Effect. Neither NXDT, NXDT Intermediary, NXDT OP nor NXDT Merger Sub is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a NXDT Material Adverse Effect.

Section 5.13    Takeover Statutes. NXDT has taken all action required to be taken by it in order to exempt this Agreement and the Mergers from, and this Agreement and the Mergers are exempt from, the requirements of any Takeover Statutes.

Section 5.14    Brokers. Neither NXDT, NXDT Intermediary, NXDT OP nor NXDT Merger Sub has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker’s, finder’s or other similar fee or commission in connection with the Mergers.

Section 5.15    Tax Classification. For U.S. federal income tax purposes, (i) NXDT is classified as a REIT, and (ii) NXDT Intermediary, NXDT OP and NXDT Merger Sub are each disregarded as an entity separate from NXDT pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii), and no election has been made or is pending to change either such classification.

Section 5.16    Tax Matters.

(a)    Except as set forth on Section 5.16(a) of the NXDT Disclosure Letter, NXDT and each of its Subsidiaries has timely filed (taking into account any extension of time within which to file) all income and all other material Tax Returns required to be filed by it and all such filed Tax Returns were correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of NXDT or any of its Subsidiaries (whether or not shown on a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith. No power of attorney with respect to any Tax matter is currently in force.

(b)     To the knowledge of NXDT, there are no Liens for Taxes (other than Permitted Liens) on any assets of NXDT or any of its Subsidiaries.

(c)    NXDT (i) for all Taxable years from December 31, 2021 through December 31, 2024, has been organized and operated in conformity for qualification and taxation as a real estate investment trust within the meaning of Section 856 of the Code (“REIT”), (ii) has operated in such a manner so as to enable it to qualify as a REIT from January 1, 2023 through the date of the Company Merger Effective Time, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the Internal Revenue Service (“IRS”) to its status as a REIT, and no challenge to NXDT’s status or qualification as a REIT is pending or, to the knowledge of NXDT, threatened in writing.

(d)    Since January 1, 2021, NXDT and its Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Section 337(d) of the Code (and the applicable Treasury Regulations thereunder) or (ii) any other material liability for Taxes (other than Transfer Taxes) that have become due and that have not been previously paid other than in the ordinary course of business. Since January 1, 2021, neither NXDT nor any of its Subsidiaries (other than a TRS or any subsidiary of a TRS) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Since January 1, 2021, neither NXDT nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, excess interest and redetermined TRS service income” described in Section 857(b)(7) of the Code. To the knowledge of NXDT, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the NXDT or any of its Subsidiaries.

(e)    There are no Tax Protection Agreements currently in force and no person has raised in writing, or to NXDT’s knowledge threatened to raise, a claim against NXDT or any of its Subsidiaries for any breach of any Tax Protection Agreement.

(f)    Except as set forth on Section 5.16(f) of the Company Disclosure Letter, each of NXDT and its Subsidiaries: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Tax or Tax matter by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) to the knowledge of NXDT, is not subject to a claim or deficiency for any material Tax which has not been satisfied by payment, settled or been withdrawn; (vii) to the knowledge of NXDT, is not subject to a claim by a Governmental Entity in a jurisdiction where NXDT or such of its Subsidiaries does not file Tax Returns that NXDT or such of its Subsidiaries is subject to material taxation by that jurisdiction; (viii) has no outstanding requests for any Tax ruling, requests for administrative relief, requests for technical advice or other requests from any Governmental Entity and has not received any such Tax ruling, administrative relief or technical advice; and (ix) is not the subject of any agreement with any Governmental Entity (including any “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law)) with respect to Tax matters.

(g)    NXDT and its Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld from employee salaries, wages and other compensation and from payments to nonresidents, members, lenders and other Persons all amounts required to be so withheld, and have paid over to the appropriate Governmental Entity all such amounts on or prior to the due date thereof under all applicable Laws. NXDT and its Subsidiaries have properly completed and timely filed all IRS Forms W-2 and 1099 required thereof.

(h)    NXDT and its Subsidiaries are current on all sales and use Taxes owed to Governmental Entities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(i)     Neither NXDT nor any of its Subsidiaries has requested any extension of time within which to file any income Tax Return, which income Tax Return has since not been filed.

(j)     Neither NXDT nor any of its Subsidiaries is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement, other than (i) any agreement or arrangement between NXDT and any of its Subsidiaries and (ii) provisions in commercial contracts not primarily relating to Taxes.

(k)     Neither NXDT nor any of its Subsidiaries has participated in any Reportable Transactions.

(l)     Neither NXDT nor any of its Subsidiaries: (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than NXDT or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by Contract or otherwise (other than pursuant to provisions in commercial contracts not primarily relating to Taxes).

Section 5.17    Ownership of Old NHT Units. As of the date hereof, NXDT and its Subsidiaries beneficially owned, directly or indirectly, or exercised control or direction over, 15,747,388 Old NHT Units.

Section 5.18   No Other Representations. NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub acknowledge that neither the Company, NHT Intermediary, NHT Holdings, NHT OP nor any Person on behalf of the Company, NHT Intermediary, NHT Holdings, and NHT OP makes, and neither NXDT, NXDT Intermediary, NXDT OP nor NXDT Merger Sub has relied on, and hereby disclaims, any express or implied representation or warranty with respect to the Company, NHT Intermediary, NHT Holdings or NHT OP or their respective businesses or with respect to the accuracy or completeness of any other information provided to NXDT in connection with the transactions contemplated by this Agreement, other than the representations and warranties contained in Article IV or any certificate delivered in connection with the transactions contemplated by this Agreement, or with respect to future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects). Without limiting the foregoing, NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub acknowledge and agree that, except for any remedies available under or in connection with this Agreement with respect to the representations and warranties expressly set forth in Article IV or in any certificate delivered in connection with the transactions contemplated by this Agreement, neither The Company, NHT Intermediary, NHT Holdings, NHT OP nor any other Person shall have or be subject to any liability or other obligation to NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub or their Representatives or affiliates or any other Person resulting from NXDT’s, NXDT Intermediary’s, NXDT OP’s, NXDT Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents or other material made available to NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub or its Representatives or affiliates.

ARTICLE VI
COVENANTS AND AGREEMENTS

Section 6.1    Conduct of Business by the Company Pending the Mergers. During the period from the date of this Agreement to the earlier of the Operating Partnership Merger Effective Time and the termination of this Agreement in accordance with Section 8.1 (the “Interim Period”), unless NXDT otherwise consents (such agreement not to be unreasonably withheld, conditioned or delayed) in writing, or except as set forth in Section 6.1 of the Company Disclosure Letter, or as is otherwise expressly contemplated or permitted by this Agreement or as is otherwise required by applicable Law or Governmental Entity, the Company shall, and shall cause each Company Subsidiary to use commercially reasonable efforts (i) to carry on their respective businesses, in all material respects, in the ordinary course of business in a manner consistent with past practice, (ii) to maintain and preserve substantially intact their respective current business organizations, except to the extent necessary to consummate the Reorganization, (iii) to retain the services of their respective current officers and key employees, other than as previously disclosed to NXDT, (iv) to preserve their goodwill and relationships with tenants and others having business dealings with them and (v) to preserve their assets and properties in good repair and condition (normal wear and tear and casualty excepted), provided, that any decision, determination, or action to be made or taken (or not taken) in connection with the conduct of the Company during the Interim Period by the Old NHT Board shall be made or taken (or not taken) at the direction of the Special Committee.

Without limiting the generality of the foregoing, during the Interim Period, the Company shall not, and the Company shall cause each Company Subsidiary not to, unless NXDT otherwise consents (such agreement not to be unreasonably withheld, conditioned or delayed) in writing, or except as set forth in Section 6.1 of the Company Disclosure Letter, or as is otherwise expressly contemplated or permitted by this Agreement or as is otherwise required by applicable Law or Governmental Entity, (provided, that any decision, determination, or action to be made or taken (or not taken) in connection with the conduct of the Company during the Interim Period by the Old NHT Board shall be made or taken (or not taken) at the direction of the Special Committee):

(a)     (i) amend or propose to amend or otherwise alter the Declaration of Trust (except as necessary to consummate the Reorganization or to extend the time period within which Old NHT must hold its annual meeting of Old NHT Unitholders), Company Charter, Company Bylaws, the NHT Intermediary LLC Agreement, the NHT Holdings LLC Agreement, the NHT OP LLC Agreement or similar Organizational Documents of the Company or NHT OP or (ii) amend or propose to amend the Organizational Documents of any other Company Subsidiary, in each case, except as necessary to consummate the Reorganization or to remove or replace officers as previously disclosed to NXDT;

(b)    except as necessary to consummate the Reorganization, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class, partnership interests or any equity equivalents (including any share options or share appreciation rights and any preferred shares) or any other securities convertible into or exchangeable for any shares, partnership interests or any equity equivalents (including any share options or share appreciation rights), except for the issuance or sale of (x) Company Capital Shares (i) pursuant to the vesting of Deferred Units issued on the date hereof and disclosed in Section 4.2(f) of the Company Disclosure Letter or (ii) issuable upon exchange or redemption of NHT OP Units in accordance with the terms of the NHT OP LLC Agreement; or (y) NHT OP Units pursuant to the vesting of Unvested Profit Interest Units outstanding on the date hereof and disclosed in Section 4.2(f) of the Company Disclosure Letter;

(c)    (i) split, combine or reclassify any of their respective share, partnership interests or other equity interests; (ii) except (A) as permitted pursuant to Section 6.11, (B)(1) for the payment of dividends or other distributions declared prior to the date of this Agreement and (2) for the declaration and payment of dividends or distributions in the minimum amount required for the Company to (i) maintain the Company’s qualification for taxation as a REIT under the Code and (ii) avoid or reduce the payment of income or excise Tax (including under Sections 857 or 4981 of the Code) or any other entity-level Tax (such dividend, a “Special Pre-Closing REIT Dividend”), (B) in transactions between the Company and one or more wholly-owned Company Subsidiaries or solely between wholly-owned Company Subsidiaries or (C) for distributions by any Company Subsidiary that is not wholly-owned, directly or indirectly, by the Company to the extent expressly required by the Organizational Documents of such Company Subsidiary, authorize, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of their respective stock, partnership interests or other equity interests or make any actual, constructive or deemed distribution in respect of any shares of their respective stock, partnership interests or other equity interests or otherwise make any payments to equityholders in their capacity as such; (iii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective Subsidiaries, except in the case of clause (iii), (A) as may be required by the Declaration of Trust, Company Charter or the NHT OP LLC Agreement or (B) for the withholding of Deferred Units or acquisition of Deferred Units, in each case, in satisfaction of Tax withholding obligations or in payment of the applicable exercise price in accordance with the terms of the applicable Old NHT Equity Plan; or (iv) enter into any Contract with respect to the voting or registration of any share of stock or equity interest of the Company or any Company Subsidiary;

(d)    authorize, recommend, propose or announce an intention to adopt or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, except as necessary to consummate the Reorganization;

(e)    (i) incur, assume, refinance or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, except (A) for borrowings and guarantees under the Company’s or any of the Company Subsidiaries’ Existing Loan Documents in the ordinary course of business consistent with past practice or (B) in connection with transactions permitted pursuant to Section 6.1(j), (ii) prepay, refinance or amend any Indebtedness, except for (A) repayments under the Company’s existing credit facilities in the ordinary course of business consistent with past practice, and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms or (iii) except as set forth on Section 6.1(e) of the Company Disclosure Letter, make loans, advances or capital contributions to or investments in any Person (other than Capital Expenditures or Development Expenditures permitted pursuant to Section 6.1(p), in each case, in the ordinary course of business consistent with past practice);

(f)    create or suffer to exist any Lien (other than Permitted Liens) on shares of stock, partnership interests or other equity interests of any Company Subsidiary;

(g)    except as required by applicable Law, or as previously disclosed to NXDT, (i) enter into or adopt any employee benefit plan, (ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of their employees or directors or trustees, (iii)  increase in any manner the compensation or fringe benefits of any employee, officer or director or trustee, (iv) grant to any officer, director or trustee or employee the right to receive any severance, change of control or termination pay or termination benefits or any increase in the right to receive any severance, change of control or termination pay or termination benefits, (v) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement (including, but not limited to, the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, long-term incentive plan units under the Old NHT Equity Plan or otherwise), (vii) hire any new employee, (viii) take any action to fund, accelerate or in any way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement, (ix) terminate the employment of any employee, other than for “cause” or (x) enter into a collective bargaining agreement;

(h)    (i) other than in the ordinary course of business, or as disclosed in Section 6.1(h) of the Company Disclosure Letter, sell, mortgage, transfer, assign, ground lease, dispose of, pledge or encumber any material personal property, equipment or assets (other than as set forth in clause (ii) below) of the Company or any Company Subsidiary or (ii) except in connection with the incurrence of any Indebtedness permitted to be incurred by the Company pursuant to Section 6.1(e), or as disclosed in Section 6.1(h) of the Company Disclosure Letter, sell, mortgage, transfer, ground lease, dispose of, pledge or encumber any real property (including Owned Real Property), except, in the case of each of clauses (i) and (ii), for the execution of easements, covenants, rights of way, restrictions and other similar instruments in the ordinary course of business or Permitted Liens.

(i)    except as may be required as a result of a change in Law or in GAAP or IFRS, as applicable, or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), make any material change in any financial accounting policies or financial accounting procedures that would materially affect the consolidated assets, liabilities or results of operations of the Company or any of the Company Subsidiaries or fail to maintain all financial books and records in all material respects in accordance with GAAP or IFRS, as applicable, or make any material change in the format or content of, or the method of reporting non-IFRS financial information in, any Company Securities Filings or any other periodic report, including earnings supplements, whether or not filed with or furnished to Securities Authorities;

(j)    acquire or agree to acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any interest in any Person (or equity interests thereof) or any assets, real property, personal property, equipment, business or other rights, other than acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice for consideration that does not exceed $250,000 individually or in the aggregate; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary will be permitted to make payments under existing Contracts and such payments shall not contribute towards the $250,000 threshold;

(k)    except in each case if the Company determines, after prior consultation with NXDT, that such action is reasonably necessary to preserve the status of the Company as a REIT or to preserve the status of any Company Subsidiary as a REIT, partnership, disregarded entity, TRS or QRS for U.S. federal Tax purposes, (i) incur any Taxes outside of the ordinary course of business, (ii) file any Tax Return inconsistent with past practice, (iii) amend any income or other material Tax Return, (iv) make inconsistent with past practice, revoke or change any material Tax election (it being understood and agreed, for the avoidance of doubt, that nothing in this Agreement will preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), (v) settle or compromise any material Tax claim or assessment by any Governmental Entity, (vi) change any material accounting method with respect to Taxes, (vii) enter into any agreement with respect to any Tax or Tax Returns of the Company or any Company Subsidiary (including a closing agreement) with a Taxing authority, (viii) surrender any right to claim a refund of a material amount of Taxes or (ix) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(l)    take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Company to fail to qualify as a REIT;

(m)    waive, release, assign, settle or compromise any claim, suit or proceeding against the Company or any Company Subsidiary (or for which the Company or any Company Subsidiary would be financially responsible) (whether or not commenced prior to the date of this Agreement), except for (i) settlements or compromises providing solely for payment of monetary damages less than $100,000 individually, or $250,000 in the aggregate, provided, however, that notwithstanding the foregoing, payments under the Company or any Company Subsidiaries insurance policies are permitted and shall not count towards the financial thresholds or (ii) claims, suits or proceedings arising from the ordinary course of operations of the Company involving collection matters or personal injury which are fully covered by adequate insurance (subject to customary deductibles); provided, that in no event will the Company or any Company Subsidiary settle any Transaction Litigation except in accordance with the provisions of Section 6.7(c) (for the avoidance of doubt, this Section 6.1(m) will not apply to any claim, suit or proceeding with respect to Taxes);

(n)     enter into any new line of business;

(o)    (i) amend or terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required under the terms thereof) any Company Material Contract or (ii) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Company Material Contract;

(p)    make, enter into any Contract for, or otherwise commit to, any Capital Expenditures or Development Expenditures on, relating to or adjacent to any Owned Real Property; provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 6.1(o), the Company and any Company Subsidiary will be permitted to make, enter into Contracts for or otherwise commit to: (i) Capital Expenditures and Development Expenditures as required by Law, (ii) emergency Capital Expenditures and Development Expenditures to repair any casualty losses in an amount up to $250,000, (iii) Capital Expenditures in the Capital Expenditure Budget and (iv) Development Expenditures in the Development Expenditure Budget, and to make payments under existing Contracts which payments shall not contribute towards the $250,000 threshold;

(q)    (i) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan (in each case, that is material to such Owned Real Property or plan, as applicable), special use permit or other land use entitlement affecting any material Owned Real Properties in any material respect or (ii) amend, modify or terminate, or authorize any Person to amend, modify, terminate or allow to lapse, any material Company Permit;

(r)    fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company or any Company Subsidiary and their respective properties, assets and businesses (including Owned Real Properties);

(s)    enter into, amend or modify any Tax Protection Agreement, or take any action or fail to take any action that would violate or be inconsistent with any Tax Protection Agreement or otherwise give rise to a material liability with respect thereto; and

(t)     authorize or enter into any Contract or arrangement to do any of the actions described in Section 6.1(a) through Section 6.1(s).

Nothing contained in this Agreement will give NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, directly or indirectly, the right to control or direct the operations of the Company, NHT OP or any other Company Subsidiary prior to the Company Merger Effective Time, the Intermediary Merger Effective Time, the Holdings Merger Effective Time or the Operating Partnership Merger Effective Time, as applicable (it being acknowledged that prior to the Company Merger Effective Time, Intermediary Merger Effective Time, Holdings Merger Effective Time or the Operating Partnership Merger Effective Time, as applicable, the Company, NHT OP and the other Company Subsidiaries, as applicable, will exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations).

Section 6.2      Access to Information.

(a)    During the Interim Period, the Company shall, and shall cause each Company Subsidiary to, (i) give NXDT and its authorized Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; (ii) permit such inspections as NXDT may reasonably require solely for purposes of furthering the transactions contemplated by this Agreement and promptly furnish NXDT with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as NXDT may reasonably request; and (iii) facilitate reasonable access to all Owned Real Property in order to prepare or cause to be prepared (at NXDT’s sole expense) surveys, inspections, engineering studies, Phase I environmental site assessments or other environmental assessments that do not involve invasive testing or sampling of soil, groundwater, indoor air or other environmental media, and other tests, examinations or studies with respect to any Owned Real Property that NXDT deems to be reasonably necessary; provided that all such access will be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish; provided, further, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would be reasonably likely to (A) result in a risk of loss or waiver of attorney-client privilege, attorney work product or other legal privilege or (B) violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A) or (B)). No investigation under this Section 6.2(a) or otherwise will affect the representations, warranties, covenants or agreements of the Company, NHT Intermediary, NHT Holdings or NHT OP or the conditions to the obligations of the Parties under this Agreement and will not limit or otherwise affect the rights or remedies available hereunder.

(b)    NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub shall hold and shall cause their authorized Representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries made available to them or their Representatives by the Company, NHT OP or their Representatives in connection with the Mergers and the other transactions contemplated by this Agreement.

Section 6.3    Reorganization. As soon as practicable after the date of this agreement, Old NHT shall hold the Unitholders’ Meeting. If the Reorganization, Company Merger and this Agreement are approved by the Old NHT Unitholders with the Requisite Vote, Old NHT shall cause the Reorganization to occur immediately prior to the consummation of the Mergers as follows:

(a)    Prior to the consummation of the Reorganization, Old NHT shall cause New NHT to be formed as a Delaware corporation with the Company Charter and Company Bylaws as its governing documents.

(b)    Each of the Old NHT Unitholders shall elect to either (i) contribute all equity interests of Old NHT held by any such unitholder to New NHT in exchange for corresponding equity interests of New NHT (all such contributions collectively, the “Contributions”), or (ii) redeem all equity interests held by any such unitholder for an amount of cash per unit equal to $0.36 per Old NHT Unit (each, a “Redemption” and, collectively, the “Redemptions”).

(c)    To the extent that, at the Reorganization Effective Time, Old NHT does not have sufficient cash on hand to satisfy the Redemptions, NXDT agrees to provide funding to Old NHT on the terms of the Commitment Letter, such that the Redemptions are fully satisfied.

(d)    NXDT agrees to elect, and cause its Subsidiaries to elect, to contribute all equity interests they own, or exercise control or direction over, in Old NHT to New NHT in exchange for New NHT Shares.

(e)    Immediately following the effective time of the Contribution and Redemptions, New NHT shall cause the Liquidation to occur, with all of Old NHT’s assets and liabilities being distributed to New NHT.

(f)    The documents effecting the Reorganization shall be in a form and substance reasonably satisfactory to NXDT (acting reasonably).

Section 6.4      Information Circular and Form S-4.

(a)    Subject to NXDT’s and Old NHT’s compliance with Section 6.4(b) and 6.4(c), as promptly as reasonably practicable following execution of this Agreement, Old NHT shall prepare a management information circular (the “Information Circular”) together with any other documents required by Securities Laws and any other applicable Laws in connection with the Reorganization and the Company Merger. NXDT shall prepare and file the Registration Statement on Form S-4 to be filed by NXDT in connection with the issuance of NXDT Common Shares as the Merger Consideration (the “Form S-4”) (which shall include the Information Circular). NXDT shall use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the merger. Old NHT shall use its reasonable best efforts to cause the Information Circular to be filed in all Canadian jurisdictions where the same is required to be filed under applicable Laws, and deliver and mail the Information Circular as required under Securities Laws as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(b)    As promptly as reasonably practicable following execution of this Agreement, NXDT and Old NHT shall provide the other Party with any information pertaining to such Person and its Subsidiaries that is necessary or reasonably required by NXDT and Old NHT for the completion of the Information Circular and the Form S-4, and shall provide the other Party with such other assistance in the preparation of the Information Circular or Form S-4 as may be reasonably requested by Old NHT or NXDT.

(c)    NXDT and Old NHT represent, warrant and covenant that any such information provided to the other Party in respect of such Person and its Subsidiaries pursuant to Section 6.4(b), will be true and correct in all material respects as at the date of the Information Circular and Form S-4 and will not contain any misrepresentation. Each of NXDT and Old NHT shall promptly correct any information provided by it for use in the Information Circular or Form S-4 if and to the extent that such information shall have become false or misleading in any material respect.

(d)    The Information Circular shall comply with applicable Laws in all material respects (except that this covenant does not speak with respect to any information relating to or provided by NXDT to Old NHT for inclusion in the Information Circular) and shall include a copy of the Fairness Opinion and the Recommendation (except to the extent that the Old NHT Board has withdrawn its recommendation, as permitted by and determined in accordance with Section 6.6).

(e)    Old NHT and NXDT shall promptly notify the other Party of the receipt of comments from the Securities Authorities and of any request from the Securities Authorities for amendments or supplements to the Information Circular or Form S-4 or for additional information, and shall promptly supply the other Party with copies of all written correspondence between Old NHT and its Representatives or NXDT and its Representatives, on the one hand, and the Securities Authorities or members of its staff, on the other hand, with respect to the Information Circular, Form S-4, the Mergers or any of the other transactions contemplated by this Agreement.

(f)    Prior to the filing of the Information Circular and the Form S-4 with the Securities Authorities, each of Old NHT and NXDT shall provide the other Party and its counsel with a reasonable opportunity to review and comment on such Information Circular or Form S-4, and shall give reasonable consideration to any comments made by NXDT and its counsel, recognizing that whether or not such comments are appropriate will be determined by Old NHT with respect to the Information Circular and by NXDT with respect to the Form S-4, acting reasonably and in good faith. Old NHT agrees that all information relating solely to NXDT included in the Information Circular must be in a form and content satisfactory to NXDT, acting reasonably, and NXDT agrees that all information relating solely to Old NHT included in the Form S-4 must be in a form and content satisfactory to Old NHT, acting reasonably; provided that, notwithstanding the foregoing, Old NHT shall be permitted to include all information required by Securities Laws in the Information Circular, and NXDT shall be permitted to include all information required by Securities Laws in the Form S-4.

(g)    If at any time prior to the Unitholders’ Meeting any event or circumstance relating to Old NHT or NXDT or any of their respective Subsidiaries, or their respective officers, trustees or directors, should be discovered by Old NHT or NXDT, as the case may be, which, pursuant to applicable Law, should be set forth in an amendment or a supplement to the Information Circular or Form S-4, Old NHT or NXDT, as the case may be, shall promptly inform the other Parties. In any such event, Old NHT shall prepare a supplement or amendment to the Information Circular, or NXDT shall prepare a supplement or amendment to the Form S-4, as the case may be, that corrects that misstatement, and will cause the same to be distributed to the Old NHT Unitholders, the Old NHT Board, the auditors of Old NHT, the Securities Authorities and any other required Persons and filed as required under applicable Law, and Old NHT and NXDT shall provide the other Party an opportunity to review and comment thereon and shall in good faith consider including in such documents comments reasonably proposed such Party.

Section 6.5      Unitholders’ Meeting.

(a)    Old NHT agrees to convene and conduct a meeting of the Old NHT Unitholders (the “Unitholders’ Meeting”) in accordance with the Declaration of Trust and applicable Laws as soon as reasonably practicable after the Form S-4 is declared effective and the Information Circular is cleared by the TSXV for mailing to the Old NHT Unitholders.

(b)    Subject to Section 6.6, the Old NHT Board with the Conflicted Trustee abstaining (acting on the recommendation of the Special Committee), shall recommend to holders of the Old NHT Units that they vote in favor of the Company Merger and the Reorganization so that Old NHT may obtain the Requisite Vote (the “Recommendation”) and Old NHT shall use reasonable best efforts to solicit the Requisite Vote (including by soliciting proxies from Old NHT’s unitholders), except in each case to the extent that the Old NHT Board has effected an Adverse Recommendation Change, as permitted by and determined in accordance with Section 6.6.

(c)    Old NHT shall keep NXDT reasonably informed with respect to proxy solicitation results as reasonably requested by NXDT. Unless this Agreement is terminated in accordance with its terms, Old NHT shall not submit to the vote of the Old NHT Unitholders any Company Acquisition Proposal. NXDT agrees to vote, and cause all entities over which it has control or direction over, to vote in favor of the Mergers and Reorganization.

(d)    Notwithstanding anything to the contrary contained in this Agreement, Old NHT may adjourn or postpone the Unitholders’ Meeting after reasonable consultation with NXDT (a) to the extent necessary to ensure that any required supplement or amendment to the Information Circular is provided to the Old NHT Unitholders within a reasonable amount of time in advance of a vote on the Company Merger and Reorganization, (b) for the absence of a quorum or (c) if additional time is reasonably required to solicit proxies in favor of the approval of the Company Merger and Reorganization; provided, that, in the case of this clause (c), without the written consent of NXDT, in no event will the Unitholders’ Meeting (as so postponed or adjourned) be held on a date that is more than 30 days after the date for which the Unitholders’ Meeting was originally scheduled. Unless this Agreement has been terminated in accordance with Article VIII, the obligation of Old NHT to duly call, give notice of, convene and hold the Unitholders’ Meeting and mail the Information Circular (and any amendment or supplement thereto that may be required by Law) to Old NHT Unitholders will not be affected by an Adverse Recommendation Change.

Section 6.6      Solicitation; Company Acquisition Proposals; Adverse Recommendation Change.

(a)    Subject to the other provisions of this Section 6.6, from and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time, Old NHT agrees that it shall, and shall cause each of the Company Subsidiaries to (and shall not permit its and their respective officers and directors and trustees to, and shall direct its and their other Representatives to) (i) immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with respect to any Company Acquisition Proposal that would be prohibited by this Section 6.6(a); (ii) cease providing any further information with respect to the Company or any Company Subsidiaries or any Company Acquisition Proposal to any such Person or its Representatives; and (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the other provisions of this Section 6.6, from and after the date hereof, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors and trustees not to, and shall not authorize and shall cause its and their other Representatives not to, directly or indirectly through another Person, (A) solicit, initiate, knowingly encourage or facilitate any inquiry relating to a potential Company Acquisition Proposal, including by providing information (including non-public information) relating to the Company or any Company Subsidiary and affording access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any Company Subsidiary to any third party (or such third party’s Representatives), (B) engage in any discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Company Acquisition Proposal, (C) approve or recommend a Company Acquisition Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (but excluding an Acceptable Confidentiality Agreement) providing for a transaction that is the subject of a Company Acquisition Proposal (any of the foregoing referred in this clause (D), an “Alternative Acquisition Agreement”), or (E) propose or agree to do any of the foregoing.

(b)    Notwithstanding anything to the contrary in this Agreement, at any time after the date hereof and prior to obtaining the Requisite Vote, Old NHT and its Subsidiaries may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Company Acquisition Proposal by a third party made after the date of this Agreement (that did not result from a breach of this Section 6.6, it being agreed that the Old NHT Board may contact and engage in discussions with any Person making such a written Company Acquisition Proposal solely to request clarification of the terms and conditions thereof so as to determine whether such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal), and if the Old NHT Board determines in good faith after consultation with its independent financial advisors and outside legal counsel that such Company Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal, then Old NHT and its Representatives may, in response to such Company Acquisition Proposal, (i) furnish non-public information to such third party (and such third party’s Representatives) making such a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, Old NHT receives from the third party an executed Acceptable Confidentiality Agreement, and (B) any material non-public information concerning Old NHT or any of its Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to NXDT, be provided to NXDT as promptly as practicable after providing it to such third party (and in any event within 24 hours thereafter)), and (ii) engage in discussions or negotiations with such third party (and such third party’s Representatives) with respect to the Company Acquisition Proposal.

(c)    Old NHT shall notify NXDT promptly (but in no event later than 24 hours) after receipt of any Company Acquisition Proposal or any request for non-public information regarding Old NHT or any of its Subsidiaries by any third party that informs Old NHT that it is considering making, or has made, a Company Acquisition Proposal from any Person seeking to have discussions or negotiations with Old NHT regarding a possible Company Acquisition Proposal. Such notice shall be made in writing and shall identify the Person making such Company Acquisition Proposal and indicate the material terms and conditions of any Company Acquisition Proposals, to the extent known (including, if applicable, providing copies of any written Company Acquisition Proposals and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Company Acquisition Proposal). Old NHT shall also promptly (and in any event within 24 hours) notify NXDT, in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides non-public information to any Person in each case in accordance with Section 6.6(b), notify NXDT of any change to the financial and other material terms and conditions of any Company Acquisition Proposal and otherwise keep NXDT reasonably informed of the status and terms of any Company Acquisition Proposal on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements or correspondence relating thereto. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to NXDT.

(d)    Except as permitted by this Section 6.6(d), neither the Old NHT Board nor any committee thereof (excluding, for all purposes of this Section 6.6(d), any action, resolution, statement, announcement or inaction taken by the Conflicted Trustee) shall (A) (i) change, withhold, withdraw, modify or qualify in any manner adverse to NXDT or resolve to or publicly propose or announce its intention to change, withhold, withdraw, modify or qualify in a manner adverse to NXDT, the Recommendation, (ii) approve, adopt or recommend or resolve to or publicly propose or announce its intention to approve, adopt or recommend any Company Acquisition Proposal, (iii) fail to include the Recommendation in the Information Circular, (iv) within five (5) Business Days of NXDT’s written request, fail to make or reaffirm the Recommendation following the date any Company Acquisition Proposal or any material modification thereto is first published or sent or given to the Old NHT Unitholders, (v) fail to recommend against any Company Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement of such tender offer or exchange offer or (vi) publicly propose or agree to any of the foregoing (any of the actions described in clauses (i) through (vi) of this Section 6.6(d), an “Adverse Recommendation Change”) or (B) approve, adopt or recommend (or agree to, resolve or propose to approve, adopt or recommend), cause or permit Old NHT or any of its Subsidiaries to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.6). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Vote, the Old NHT Board may (x) effect an Adverse Recommendation Change if an Intervening Event has occurred and the Old NHT Board determines, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the trustees’ or directors’ duties, as applicable, under applicable Law, or (y) if Old NHT is not in breach of this Section 6.6, effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(c)(i), in each case in this clause (y), (1) in response to an unsolicited written bona fide Company Acquisition Proposal that the Old NHT Board determines, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal after having complied with, and giving effect to all of the adjustments which may be offered by NXDT pursuant to, Section 6.6(e) and such Company Acquisition Proposal is not withdrawn, and (2) the Old NHT Board determines, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the trustees’ or directors duties, as applicable, under applicable Law.

(e)    The Old NHT Board will only be entitled to effect an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.1(c)(i) as permitted under Section 6.6(d) if (i) Old NHT has provided a prior written notice (a “Notice of Change of Recommendation”) to NXDT that Old NHT intends to take such action, identifying the Person making the Superior Proposal and describing the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed written agreements related to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by Old NHT will not constitute an Adverse Recommendation Change), (ii) during the five Business Day period following NXDT’s receipt of the Notice of Change of Recommendation (a “Notice of Change Period”), Old NHT shall, and shall cause its Representatives to, negotiate with NXDT (to the extent NXDT desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Adverse Recommendation Change; and (iii) following the end of the Notice of Change Period, the Old NHT Board has determined, after consultation with its outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by NXDT in response to the Notice of Change of Recommendation or otherwise, that (A) the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal or (B) in the case of an Intervening Event, the failure of the Old NHT Board to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with the trustees’ or directors’ duties, as applicable, under applicable Law.

(f)    Any amendment to the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment of such a Superior Proposal will require a new Notice of Change of Recommendation, and Old NHT will be required to comply again with the requirements of Section 6.6(e).

(g)    Nothing contained in this Agreement will prohibit Old NHT or the Old NHT Board, directly or indirectly through its Representatives, from making any disclosure to the Old NHT Unitholders that is required by applicable Law or if the Old NHT Board determines, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the trustees’ duties under applicable Law; provided, however, that neither Old NHT nor the Old NHT Board will be permitted to recommend that the Old NHT Unitholders tender any securities in connection with any tender offer or exchange offer that is a Company Acquisition Proposal or otherwise effect an Adverse Recommendation Change with respect thereto, except as permitted by Section 6.7(d).

(h)    Subject to the other provisions of this Section 6.6, from and after the date hereof until the earlier of the valid termination of this Agreement pursuant to Article VIII and the Company Merger Effective Time: (i) Old NHT shall not, and shall not permit any its Subsidiaries to, terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which Old NHT or any of its Subsidiaries is a party, except solely to allow the applicable party to make a non-public Company Acquisition Proposal to the Old NHT Board; and (ii) Old NHT and the Old NHT Board shall not take any actions to exempt any person from the “Stock Ownership Limit” or “Unit Ownership Limit,” as applicable, or establish or increase an “Excepted Holder Limit,” as such terms are defined in the Declaration of Trust or Company Charter unless such actions are taken concurrently with the termination of this Agreement in accordance with Section 8.1(c)(i).

(i)    Old NHT agrees (i) that it will promptly instruct its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.6 and (ii) any violation or breach of the restrictions set forth in this Section 6.6 by any employee, officer, director, trustee or equivalent, or other Representative of Old NHT or any of its Subsidiaries (in each case, other than an employee, officer, director, trustee or equivalent, or other Representative of Old NHT or any of its Subsidiaries that is also an employee, officer, director, trustee or equivalent, or other Representative of NXDT or any of its Affiliates (other than of Old NHT or any of its Subsidiaries)) shall be deemed to be a breach or violation of this Section 6.6 by Old NHT for purposes of this Agreement.

Section 6.7      Appropriate Action; Consents; Filings.

(a)    Each Party shall (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Mergers, (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding and (iii) promptly inform the other Parties of (and provide copies of) any communications to or from any Governmental Entity and keep the other Parties reasonably informed regarding any substantive communications to or from a third party, in each case regarding the Mergers or other transactions contemplated by this Agreement. Without otherwise limiting each Party’s approval rights hereunder, as applicable, each Party shall have the right to review in advance, and each Party shall consult and cooperate with the other Parties and shall consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party shall permit authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted in writing to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(b)    On the terms and subject to conditions of this Agreement, each Party shall use reasonable best efforts to consummate the Mergers as promptly as practicable and to cause to be satisfied all conditions precedent to its obligations under this Agreement, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable, with the objective of being in a position to consummate the Mergers as promptly as practicable following the date of the Unitholders’ Meeting, all documentation to effect all necessary or advisable applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Entity or third party in connection with the transactions contemplated by this Agreement, including any that are required to be obtained under any federal, state or local Law or Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (ii) defending all lawsuits or other legal proceedings against it or any of its affiliates relating to or challenging this Agreement or the consummation of the Mergers (“Transaction Litigation”) and (iii) effecting all necessary or advisable registrations and other filings required under the Exchange Act or any other federal, state or local Law relating to the Mergers. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consents in connection with the transactions contemplated by this Agreement from any Person (other than from a Governmental Entity) (A) without the prior written consent of NXDT, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation and (B) none of NXDT or any of its affiliates will be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations. In the event that any Party fails to obtain any such consent, the Parties shall use commercially reasonable efforts to minimize any adverse effect upon the Company and NXDT and their respective affiliates and businesses resulting, or which would reasonably be expected to result, after the Operating Partnership Merger Effective Time, from the failure to obtain such consent.

(c)    Each Party shall keep the other Parties reasonably informed regarding any Transaction Litigation unless doing so would, in the reasonable judgment of such Party, jeopardize any privilege of the Company or any Company Subsidiaries with respect thereto. The Company shall promptly advise NXDT in writing of the initiation of and any material developments regarding, and shall reasonably consult with and permit NXDT and its Representatives to participate in the defense, negotiations or settlement of, any Transaction Litigation, and the Company shall give consideration to NXDT’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiaries nor any of its or their Representatives to, compromise or settle any Transaction Litigation without the prior written consent of NXDT.

(d)    Each of the Company and NXDT shall (i) take all action necessary so that no Takeover Statute is or becomes applicable to NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub, this Agreement, the Mergers or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub, this Agreement, the Mergers or any of the other transactions contemplated hereby, take all action necessary so that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub, this Agreement, the Mergers and the other transactions contemplated hereby.

(e)    Prior to the Closing Date, the Company shall cooperate with NXDT and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TSXV to cause the delisting of the Old NHT Units from the TSXV as promptly as practicable after the Company Merger Effective Time and to apply under Securities Laws for NXDT to cease to be a reporting issuer in Canada as promptly as practicable after such delisting.

Section 6.8    Public Announcements. The Company and NXDT shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other Party; provided, however, that a Party (or their respective affiliates) may, without the prior consent of the other Parties, issue such press release or make such public statement (a) as may be required by applicable Law or the applicable rules of any stock exchange or quotation system if the Party issuing such press release or making such public statement has provided the other Parties with an opportunity to review and comment (and the Parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement or (b) containing statements with respect to this Agreement or the Mergers that are substantially similar to those in the Information Circular or in previous press releases or public statements made by the Company or NXDT in accordance with this Section 6.8; provided, further, that no such consultation or consent will be required with respect to any release, communication, announcement or public statement in connection with an Adverse Recommendation Change made in accordance with this Agreement.

Section 6.9      Directors’ and Officers’ Indemnification.

(a)    From and after the Company Merger Effective Time, NXDT shall, and shall cause the Surviving Company and the Surviving OP to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, trustee or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (each, an “Indemnified Party”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, actions, suits, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement in connection with any suit, claim, action, investigation or proceeding, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Company Merger Effective Time (and whether asserted or claimed prior to, at or after the Company Merger Effective Time), including in connection with the consideration, negotiation and approval of this Agreement, to the extent that they are based on or arise out of the fact that such person is or was a director, trustee officer or fiduciary under benefit plans, including payment on behalf of or advancement to the Indemnified Party of any expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Company Merger Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 6.9; provided, that (A) none of the Surviving Company or the Surviving OP shall be liable for any settlement effected without their prior written consent and (B) except for legal counsel engaged for one or more Indemnified Parties on the date hereof, none of the Surviving Company or the Surviving OP shall be obligated under this Section 6.9(a) to pay the fees and expenses of more than one legal counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such Indemnified Party’s counsel, two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Company Merger Effective Time), the Surviving Company or the Surviving OP, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that, if legally required, the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under applicable Law).

(b)    Prior to the Company Merger Effective Time, NXDT shall purchase customary “tail” or “run‑off” policies of trustees’ and officers’ liability insurance (the “Tail Insurance”) providing protection as favorable in the aggregate as the protection provided by the policies maintained by the Company in effect immediately prior to the Company Merger Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Company Merger Effective Time. Such policies shall cover the Company so as to maintain coverage under the policies in effect prior to the Company Merger Effective Time without any reduction in scope or coverage for a period of six (6) years from the Company Merger Effective Time. NXDT shall, from and after the Company Merger Effective Time, honor all rights to indemnification or exculpation in accordance with the Tail Insurance that are now existing in favor of present trustees and officers of the Company. NXDT acknowledges that such obligation shall survive the completion of the transactions contemplated by this Agreement and shall continue for a period co-terminus with the expiration of the Tail Insurance. In no event shall NXDT be required to pay annual premiums for insurance under this Section 6.10(b) in excess of 300% of the most recent annual premiums paid by the Company, prior to the date of this Agreement for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, NXDT shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c)    The obligations of NXDT and the Surviving Company under this Section 6.9 will survive the Closing and the consummation of the Mergers and will not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies will be third party beneficiaries of this Section 6.9, each of whom (including his or her heirs, executors or administrators and his or her Representatives, successors and assigns) may enforce the provisions of this Section 6.9) without the consent of the Indemnified Party affected thereby. In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if NXDT dissolves the Surviving Company, then, and in each such case, NXDT shall cause proper provision to be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 6.9.

(d)    For a period of six (6) years from the Company Merger Effective Time, the Surviving Company and the Surviving OP shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company’s and the Company Subsidiaries’ declaration of trust, charter, bylaws or similar organizational documents as in effect as of the date hereof, and the Surviving Company’s and the Surviving OP’s declaration of trust, charter, bylaws or similar organizational documents will not contain any provisions inconsistent with such rights. The contractual indemnification rights set forth in Section 6.9(d) of the Company Disclosure Letter in existence on the date of this Agreement with any of the current or former directors, officers or employees of the Company or any Company Subsidiary will be assumed by the Surviving Company and the Surviving OP without any further action, and will continue in full force and effect in accordance with their terms following the Company Merger Effective Time.

(e)    The provisions of this Section 6.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 6.9, is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.10     Notification of Certain Matters.

(a)     Old NHT shall give prompt notice to NXDT, and NXDT shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)     The Company shall give prompt notice to NXDT, and NXDT shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement and will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 6.11    Dividends. During the Interim Period, the Company and any Company Subsidiary that is a REIT may make distributions to its shareholders and NHT OP may make distributions to the Company to allow the Company to make distributions to its shareholders, in each case (a) in connection with any Special Pre-Closing REIT Dividend or (b) in accordance with clause (ii)(B) of Section 6.1(c). If the Company declares a distribution or dividend to the Company’s unitholders or shareholders, as applicable, pursuant to clauses (a) and (b) of the immediately preceding sentence, the Merger Consideration shall be decreased by an amount equal to the aggregate amount of such distribution or dividend.

Section 6.12     Taxes.

(a)    Intended Tax Treatment. The Parties intend that, for United States federal, and applicable state and local, income Tax purposes, (i) the Contributions and the Liquidation together will qualify as a “reorganization” of the Company within the meaning of Section 368(a)(1)(F) of the Code; (ii) the Redemptions will be treated a distributions by the Company pursuant to Section 302(b) or Section 301 of the Company (as applicable); (iii) the Company Merger be treated as a merger of the Company into NXDT qualifying as “reorganization” within the meaning of 368(a)(1)(A) of the Code, (iv) the Intermediary Merger and the Holdings Merger will each be non-events, (v) NXDT OP will be treated as a continuation of NHT OP (the “Continuing Partnership”), such that the Operating Partnership Merger will be treated as a contribution by NXDT (as the regarded owner of NXDT OP for United States federal income tax purposes) of the assets of NXDT OP to the Continuing Partnership in a transaction governed by Code Section 721(a) (collectively, the “Intended Tax Treatment”). The Parties shall file all Tax Returns (and cause their respective affiliates and persons to file all Tax Returns) consistently with the Intended Tax Treatment, and none of the Parties shall take any position during the course of any audit or other legal proceeding that is inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or similar applicable Law). From and after the date hereof, the Parties shall not take (and shall cause their affiliates not to take), or knowingly fail to take, any action that could reasonably be expected to prevent such Intended Tax Treatment. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b)    Mitigation of Taxes. NXDT and the Company shall, upon written request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary or reasonably requested to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(c)    Tax Returns. The Company shall prepare or cause to be prepared and timely file or cause to be timely filed (including applicable extensions) all Tax Returns for the Company and the Company Subsidiaries required to be filed on or prior to the Closing Date, and the Company shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Any such Tax Returns shall be prepared in a manner consistent with the historical Tax accounting practices of the Company and the Company Subsidiaries (except as may be required under applicable Tax Law). The Company shall provide to NXDT copies of any such Tax Return at least five (5) days prior to the due date of such Tax Return.

(d)    Withholding Forms. On the Closing Date, prior to the Company Merger, the Company shall deliver to NXDT a properly completed and duly executed IRS Form W-9 of the Company. NHT OP shall use its commercially reasonable efforts to obtain and deliver to NXDT OP on the Closing Date, prior to the Operating Partnership Merger, duly executed IRS Forms W-9 from each holder of NHT OP Units (other than the Company or any Company Subsidiary).

(e)     Transfer Taxes. NXDT and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Capital Shares or NHT OP Units, all Transfer Taxes.

(f)    Company Tax Representation Letters. The Company and NHT OP shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the Company REIT Opinion and (ii) deliver to Goodmans LLP, counsel to the Company, or other counsel described in Section 7.2(c), a Tax representation letter, dated as of the effective date of the Information Circular and the Closing Date and signed by an officer of the Company and NHT OP, in form and substance as set forth in Exhibit A, containing representations of the Company and NHT OP for purposes of rendering the Company REIT Opinion (and any similar opinion dated as of the effective date of the Information Circular), which such representations in Exhibit A will be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Goodmans LLP (or such Company counsel rendering such opinion) and will be reasonably acceptable to and approved by NXDT (which approval may not be unreasonably withheld, delayed or conditioned).

Section 6.13    Estoppels. Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each Company Subsidiary to use its commercially reasonable efforts to provide, to NXDT in each case at Company’s sole expense, landlord estoppels from all lessors, including ground lessors, under all Company Leases, in each case in form and substance reasonably satisfactory to NXDT.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1    Conditions to Each Party’s Obligations to Effect the Mergers. The obligation of the Company to complete the Reorganization and the respective obligations of each Party to consummate the Mergers are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby (which waiver will be in such Party’s sole discretion), to the extent permitted by applicable Law:

(a)      Requisite Vote. Old NHT shall have obtained the Requisite Vote.

(b)     No Injunctions, Orders or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Reorganization or the Mergers.

(c)      Registration. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order.

Section 7.2     Conditions to the Obligations of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub. The obligations of NXDT and NXDT OP to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by NXDT at or prior to the Closing Date:

(a)    Representations and Warranties. (i) Except for the representations and warranties referred to in clauses (ii) or  (iii) below, each of the representations and warranties of the Company, NHT Intermediary, NHT Holdings and NHT OP contained in this Agreement shall be true and correct (determined without regard to any qualification by either of the terms “material”  or “Company Material Adverse Effect” therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.3 (Authority); Section 4.19(Takeover Statutes) and Section 4.21(Brokers), shall be true and correct in all material respects (determined without regard to any qualification by either of the terms “material” or “Company Material Adverse Effect” therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date), and (iii) the representations and warranties set forth in Section 4.2 (Capitalization) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date), except to the extent of any de minimis inaccuracies.

(b)     Performance and Obligations of the Company. Each of the Company and NHT OP shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Closing Date.

(c)    Company REIT Opinion. NXDT shall have received the written opinion (the “Company REIT Opinion”) of Winston & Strawn LLP (or other Company counsel reasonably acceptable to NXDT), dated as of the Closing Date and in the form set forth in Exhibit B, to the effect that for all Taxable periods commencing with its Taxable year ended December 31, 2018, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 6.12(f)(ii)).

(d)    Absence of Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred a Company Material Adverse Effect.

(e)    Closing Certificate. NXDT shall have received a certificate signed on behalf of the Company by an executive officer of the Company (on the Company’s behalf and without personal liability), dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) are satisfied, and further certifying the capitalization of New NHT following the consummation of the Reorganization, including the number of New NHT Shares issued and outstanding and any New NHT Shares which are reserved and available for future issuance, including under any Old NHT Equity Plan.

(f)     Consents and Approvals. The Company shall have delivered evidence that all consents set forth in Exhibit C attached hereto have been obtained.

(g)    Termination of Advisory Agreement. The Company shall have delivered evidence of the termination, as of the date of Closing, of that certain Amended and Restated Advisory Agreement, dated as of March 29, 2019, by and among Old NHT, NHT Holdings and NexPoint Real Estate Advisors VI, L.P.

(h)     Termination of Investor Rights Agreement. The Company shall have delivered evidence of the termination, as of the date of Closing, of that certain Investor Rights Agreement, dated as of March 29, 2019, by and among Old NHT and certain unitholders who are principals and affiliates of NexPoint Real Estate Advisors VI, L.P.

(i)      Board Approval. The Company shall have delivered copies of resolutions of the Old NHT Board and New NHT Board approving this Agreement and the transactions contemplated herein, in form and substance reasonably satisfactory to NXDT.

(j)      Reorganization. The Company shall have consummated the Reorganization and delivered evidence of the consummation of the Reorganization to NXDT in form and substance reasonably satisfactory to NXDT of the consummation of the Reorganization, including evidence of the Contributions, Redemptions and Liquidation.

(k)      Joinder of New NHT. New NHT shall have signed such instruments as may be necessary to make New NHT a party to this Agreement.

Section 7.3    Conditions to Obligations of the Company, NHT Intermediary, NHT Holdings and NHT OP. The obligations of the Company to complete the Reorganization and the obligations of the Company, NHT Intermediary, NHT Holdings and NHT OP to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by the Company at or prior to the Closing Date:

(a)     Representations and Warranties. (i) Except for the representations and warranties referred to in clause (ii) below, each of the representations and warranties of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub contained in this Agreement shall be true and correct (determined without regard to any qualification by either of the terms “material,” or “NXDT Material Adverse Effect” therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a NXDT Material Adverse Effect, and (ii) the representations and warranties of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub contained in Section 5.1 (Organization and Qualification; Subsidiaries.) and Section 5.3 (Authority.) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date).

(b)     Performance and Obligations of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub. Each of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Closing Date.

(c)     Absence of Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred a NXDT Material Adverse Effect.

(d)    Closing Certificate. The Company shall have received a certificate signed on behalf of NXDT by an executive officer of NXDT (on NXDT’s behalf and without personal liability), dated as of the Closing Date, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) are satisfied.

Section 7.4    Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Mergers or the other transactions contemplated hereby or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to consummate the Mergers and the other transactions contemplated hereby.

ARTICLE VIII
TERMINATION

Section 8.1    Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, whether before or after the receipt of the Requisite Vote (except as otherwise provided below):

(a)      by the mutual written consent of NXDT and the Company; or

(b)      by either of the Company, on the one hand, or NXDT, on the other hand, by written notice to the other, if:

(i)    any Governmental Entity of competent authority has issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Mergers substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) will not be available to a Party if the issuance of such final, non-appealable order, decree or ruling or taking of such other action was primarily due to the failure of the Company, NHT Intermediary, NHT Holdings or the NHT OP, in the case of termination by the Company, or NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, in the case of termination by NXDT, to perform any of its obligations under this Agreement; or

(ii)    the Mergers have not have been consummated on or before May 22, 2025 or such later date as may be agreed to in writing by the Parties (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) will not be available to the Company, if the Company, NHT Intermediary, NHT Holdings or NHT OP, or to NXDT, if NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub, as applicable, have breached in any material respect its obligations under this Agreement in any manner that have caused or resulted in the failure to consummate the Mergers on or before such date; or

(iii)    the Company Merger were submitted to the Old NHT Unitholders at a duly held Unitholders’ Meeting or any adjournment or postponement thereof at which the Company Merger is voted upon and the Requisite Vote has not been obtained; provided that NXDT shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain the Requisite Vote is due to the failure of NXDT or an entity over which it has control or direction to vote in favor of the Mergers and the Reorganization; or

(c)      by written notice from the Company to NXDT, if:

(i)    prior to obtaining the Requisite Vote, the Old NHT Board effects an Adverse Recommendation Change in accordance with Section 6.6(d) in connection with a Superior Proposal and the Old NHT Board has approved, and, concurrently with the termination hereunder, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal, but only if the Company is not then in breach of Section 6.6; provided that such termination will not be effective unless the Company has paid the Company Termination Fee in accordance with Section 8.3(b) or concurrently pays the Company Termination Fee in accordance with Section 8.3(b); or

(ii)    NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 7.3(a) or Section 7.3(b) would be incapable of being satisfied by the Outside Date, provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(i) unless any such breach or failure to perform has not been cured within 20 days after written notice by the Company to NXDT informing NXDT of such breach or failure to perform and intention to terminate this Agreement pursuant to this Section 8.1(c)(i), except that no cure period shall be required for any breach or failure to perform that by its nature cannot be cured prior to the Outside Date; and provided, further, that neither the Company nor NHT OP have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(d)      by written notice from NXDT to the Company, if:

(i)    the Company, NHT Intermediary, NHT Holdings or NHT OP have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 7.2(a) or Section 7.2(b) would be incapable of being satisfied by the Outside Date, provided, however, that NXDT may not terminate this Agreement pursuant to this Section 8.1(d)(i) unless any such breach or failure to perform has not been cured within 20 days after written notice by NXDT to the Company informing the Company of such breach or failure to perform and intention to terminate this Agreement pursuant to this Section 8.1(d)(i) except that no cure period shall be required for any breach or failure to perform that by its nature cannot be cured prior to the Outside Date; and provided, further, that neither NXDT, NXDT Intermediary, NXDT OP nor NXDT Merger Sub have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect; or

(ii)    the Old NHT Board has effected an Adverse Recommendation Change, Old NHT enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.6) or Old NHT shall have breached or failed to perform its covenants and agreements set forth in Section 6.6.

Section 8.2      Effect of the Termination.

(a)     In the event of termination of this Agreement by either the Company or NXDT as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub, the Company, NHT Intermediary, NHT Holdings or NHT OP or their respective affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except (a) as provided in Section 6.2(b) and for this Section 8.2, Section 8.3 and Article IX, and (b) nothing in this Agreement (including Section 8.2, Section 8.3 or payment of the Company Termination Fee or NXDT Termination Amount thereunder) will relieve any Party from any liability for any fraud or any willful and intentional breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.3      Fees and Expenses.

(a)    Except as otherwise set forth in this Agreement, whether or not the Mergers are consummated, all expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b)      In the event that this Agreement is terminated:

(i)        by NXDT pursuant to Section 8.1(d)(ii),

(ii)       by the Company pursuant to Section 8.1(c)(i), or

(iii)     (A) by the Company or NXDT pursuant to Section 8.1(b)(ii) or by NXDT pursuant to Section 8.1(d)(i) and (B)(1) prior to such termination, a Company Acquisition Proposal has been received by the Company or its Representatives or any Person will have publicly proposed a Company Acquisition Proposal and (2) within 12 months after a termination referred to in this Section 8.3(b)(iii) the Company enters into a definitive agreement relating to, or consummates, any Company Acquisition Proposal (with, for purposes of this clause (2), the references to “20%” in the definition of “Company Acquisition Proposal” being deemed to be references to “50%”) then the Company shall pay or cause to be paid as directed by NXDT the Company Termination Fee by wire transfer of same day funds to an account designated by NXDT, (x) in the case of a payment pursuant to Section 8.3(b)(i), within two Business Days after the date of such termination by NXDT, (y) in the case of a payment pursuant to Section 8.3(b)(ii), prior to or concurrently with such termination by the Company and (z) in the case of a payment pursuant to Section 8.3(b)(iii), within two Business Days after the earlier of entry into a definitive agreement relating to the Company Acquisition Proposal referred to in clause (2) of Section 8.3(b)(iii), or the consummation of, such Company Acquisition Proposal. “Company Termination Fee” means $370,000.

(c)     In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then NXDT shall, within five Business Days after the date of such termination, pay or cause to be paid to the Company, by wire transfer of same day funds to an account designated by the Company, an amount equal to $370,000 (the “NXDT Termination Amount”).

(d)    The Company and NXDT agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that (i) the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate NXDT, NXDT Intermediary and NXDT OP in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision and (ii) the NXDT Termination Amount is not a penalty, but rather is the amount that NXDT has agreed to pay the Company, upon the termination of this Agreement pursuant to NXDT’s breach or other failure to consummate the Mergers pursuant to Section 8.1(c)(ii), for release from its agreement and settlement of its obligation to consummate the Mergers in accordance herewith and compensates the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers. Notwithstanding anything to the contrary herein, in the event that NXDT or the Company, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable under this Section 8.3, and it prevails in such litigation, it will be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.3, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder up to $105,000 (the “Enforcement Expenses”). The Parties agree that in no event will (A) NXDT be required to pay the NXDT Termination Amount on more than one occasion or (B) the Company be required to pay the Company Termination Fee on more than one occasion.

(e)    Notwithstanding anything in this Agreement, but subject to Section 9.7, each of the Parties acknowledges and agrees that the Company’s right to terminate this Agreement and to receive payment of the NXDT Termination Amount pursuant to Section 8.3(c) and, if applicable, the Enforcement Expenses shall constitute the sole and exclusive remedy of the Company, NHT Intermediary, NHT Holdings, NHT OP and any of their respective former, current or future general or limited partners, shareholders, equityholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) against NXDT, NXDT Intermediary, NXDT OP, NXDT Merger Sub and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “NXDT Related Parties”) for all losses and damages in respect of this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the Mergers and the other transactions contemplated by this Agreement, and upon payment of the NXDT Termination Amount and, if applicable, the Enforcement Expenses to the Company, none of the NXDT Related Parties shall have any further liability to any of the Company Related Parties relating to or arising out of this Agreement, or the transactions contemplated hereby and no Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement, in no event shall any of the NXDT Related Parties be subject to (and no Company Related Party shall seek to recover) monetary damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of an amount equal to the NXDT Termination Amount and, if applicable, the Enforcement Expenses, for any losses or other liabilities arising out of or in connection with breaches by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub of their representations, warranties, covenants and agreements contained in this Agreement. Notwithstanding the foregoing, this Section 8.3(e) will not limit the Company’s right to specific performance pursuant to the proviso to the last sentence of Section 9.7(a). While the Company may pursue both a grant of specific performance or other equitable relief under Section 9.7 and, following termination of this Agreement, the payment of the NXDT Termination Amount and, if applicable, the Enforcement Expenses under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance or other equitable relief and any money damages (including the NXDT Termination Amount and, if applicable, the Enforcement Expenses) in connection with this Agreement or any termination of this Agreement.

(f)     Notwithstanding anything in this Agreement, but subject to Section 9.7, each of the Parties acknowledges and agrees that NXDT’s right to terminate this Agreement and to receive payment of the Company Termination Fee pursuant to Section 8.3(c), and, if applicable, the Enforcement Expenses, shall constitute the sole and exclusive remedy of the NXDT Related Parties against the Company Related Parties for all losses and damages in respect of this Agreement, any breach of any covenant or agreement or otherwise in respect of this Agreement, or the failure to consummate the Mergers and the other transactions contemplated by this Agreement, and upon payment of the Company Termination Fee to NXDT, as applicable, and, if applicable, the Enforcement Expenses, none of the Company Related Parties shall have any further liability to any of the NXDT Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby and no NXDT Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement but subject to Section 9.7, in no event shall any of the Company Related Parties be subject to (and no NXDT Related Party shall seek to recover) monetary damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of an amount equal to the Company Termination Fee, and, if applicable, the Enforcement Expenses for any losses or other liabilities arising out of or in connection with breaches by the Company, NHT Intermediary, NHT Holdings or NHT OP of their representations, warranties, covenants and agreements contained in this Agreement. While NXDT may pursue both a grant of specific performance or other equitable relief under Section 9.7 and, following termination of this Agreement, the payment of the Company Termination Fee, and, if applicable, the Enforcement Expenses under no circumstances shall NXDT be permitted or entitled to receive both a grant of specific performance or other equitable relief and any money damages (including the Company Termination Fee, and, if applicable, the Enforcement Expenses) in connection with this Agreement or any termination of this Agreement.

(g)    In the event that NXDT is obligated to pay the NXDT Termination Amount, the amount payable to the Company in any Tax year of the Company will not exceed the lesser of (i) the NXDT Termination Amount and (ii) the sum of (A) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant Tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Company has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Company’s independent accountants, plus (B) in the event the Company receives either (1) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS as described below in this Section 8.3(g) or (2) an opinion from the Company’s outside counsel as described below in this Section 8.3(g), an amount equal to the excess of the NXDT Termination Amount, less the total amount paid under clause (A) above.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit, schedule or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, will survive beyond the Company Merger Effective Time, except for those covenants and agreements contained in this Agreement and therein that by their terms apply or are to be performed in whole or in part after the Company Merger Effective Time (including the covenants and agreements in Section 6.9 and this Article IX).

Section 9.2      Entire Agreement; Assignment.

(a)    This Agreement (including the exhibits, schedules and other documents delivered pursuant to this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or transferred, in whole or in part, by operation of Law (including by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties. Any assignment in violation of this Section 9.2(b) will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 9.3     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally or if sent by email of a .pdf attachment (provided, that any such email notice must contain the following “all caps” notation in the subject line “MERGER AGREEMENT OFFICIAL NOTICE”) and (b) on the next Business Day if sent by prepaid overnight carrier (providing proof of delivery), to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a)       if to NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub:

NexPoint Diversified Real Estate Trust
300 Crescent Court, Suite 700
Dallas, Texas 75201
Attention:       Legal Department, Real Estate
Email:              legal@nexpoint.com

with a copy (which will not constitute notice) to:

Winston & Strawn LLP
2121 N. Pearl Street
Suite 900
Dallas, Texas 75201
Attention:       Charles T. Haag
Email:             chaag@winston.com

(b)      if to the Company or NHT OP:

NexPoint Hospitality Trust
300 Crescent Court, Suite 700
Dallas, Texas 75201
Attention:       Legal Department, Real Estate
Email:              legal@nexpoint.com

with a copy (which will not constitute notice) to:

Goodmans LLP
3400-333 Bay Street
Toronto, Ontario M5H 2S7
Attention:        Bill Gorman

Email:              bgorman@goodmans.ca

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 9.4      Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby will be governed by and construed in accordance with the Laws of the State of Delaware, in each case without regard to its rules of conflict of laws.

(b)    Each of the Parties hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Court of Chancery of the State of Delaware and/or any federal court within the State of Delaware (the “Chosen Courts”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and will be brought before, and determined by, only a Chosen Court with subject matter jurisdiction over such claim(s), action(s), suit(s) or proceeding(s), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it shall not (except for a suit on the judgment as expressly permitted by Section 9.4(d)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Chosen Court.

(c)    Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 9.3, and nothing in this Section 9.4 will affect the right of any Party to serve legal process in any other manner permitted by Law.

(d)     Each Party agrees that a final judgment in any claim, suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)    EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING), OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(E).

Section 9.5      Parties In Interest.

(a)    This Agreement will be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and, except as provided in Section 6.9, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement. The Parties further agree that the rights of third party beneficiaries under Section 6.9 will not arise unless and until the Company Merger Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties may be subject to waiver by the Parties in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.7      Specific Performance.

(a)    The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if any of the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (and, more specifically, that irreparable damage would occur if the Mergers were not consummated, including the Parties’ respective obligations to consummate the Mergers, on the terms and subject to the conditions of this Agreement), and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise in the Chosen Courts, and the Parties hereby waive any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief sought by another Party is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law.

(b)    The Parties further agree (i) the seeking of remedies pursuant to Section 9.7(a) will not in any respect constitute a waiver by any Party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 8.3, and (ii) nothing set forth in this Agreement will require a Party to institute any proceeding for (or limit any of a Party’s right to institute any proceeding for) specific performance under this Section 9.7 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding by any Party seeking remedies pursuant to Section 9.7(a) or anything set forth in this Section 9.7 restrict or limit another Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(c)    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub together for any losses, damages, costs or expenses of the Company, NHT Intermediary, NHT Holdings or NHT OP or their affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub or otherwise in connection with this Agreement or the transactions contemplated hereunder shall be limited to an amount equal to the NXDT Termination Amount plus, if applicable, the Enforcement Expenses (the “NXDT Liability Limitation”), and in no event shall the Company, NHT Intermediary, NHT Holdings or NHT OP or any of their affiliates seek any amount in excess of the NXDT Liability Limitation in connection with this Agreement or the transactions contemplated hereby in respect of any other documents or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

(d)    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Company, NHT Intermediary, NHT Holdings and NHT OP together for any losses, damages, costs or expenses of NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub or their affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by the Company, NHT Intermediary, NHT Holdings or NHT OP or otherwise in connection with this Agreement or the transactions contemplated hereunder shall be limited to an amount equal to the Company Termination Fee plus, if applicable, the Enforcement Expenses (the “Company Liability Limitation”), and in no event shall the NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub or any of their affiliates seek any amount in excess of the Company Liability Limitation in connection with this Agreement or the transactions contemplated hereby in respect of any other documents or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.8    Amendment. This Agreement may be amended by action taken by the Company, NHT Intermediary, NHT Holdings, NHT OP, NXDT, NXDT Intermediary, NXDT OP and NXDT Merger Sub at any time before or after approval of the Mergers by the Requisite Vote but, after such approval, no amendment will be made which requires the approval of any such shareholders under applicable Law without obtaining such further approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

Section 9.9     Extension; Waiver. At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breaches or inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or (c) subject to Section 9.8, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of any Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, NHT Intermediary, NHT Holdings, NHT OP, NXDT, NXDT Intermediary, NXDT OP or NXDT Merger Sub in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.10    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format will be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.11    Non-Recourse. Each Party agrees, on behalf of itself and its affiliates, that any suit, claim, action or proceeding (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (i) this Agreement or any other transactions contemplated hereunder; (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement); (iii) any breach or violation of this Agreement; and (iv) any failure of the Mergers or any other transactions contemplated hereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, subject to the terms and conditions of this Agreement. Notwithstanding anything in this Agreement to the contrary, each Party agrees, on behalf of itself and its affiliates, that no recourse under this Agreement or in connection with the Mergers or any other transactions contemplated hereunder will be sought or had against any other Person, including any of its affiliates, and no other Person, including any of its affiliates, will have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any suit, claim, action, proceeding, obligation or liability arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (i) through (iv). For the avoidance of doubt, there shall be no liability under this Agreement of, nor any recourse under this Agreement to any trustee, manager, director, officer, unitholder, equityholder, employee or agent of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

NEXPOINT DIVERSIFIED REAL ESTATE TRUST

By:	/s/Matt McGraner
Name:	Matt McGraner
Title:	Executive VP, Chief Investment Officer and Secretary

NXDT INTERMEDIARY, LLC

By: NexPoint Diversified Real Estate Trust, its managing member

By:	/s/Matt McGraner
Name:	Matt McGraner
Title:	Executive VP, Chief Investment Officer and Secretary

NEXPOINT DIVERSIFIED REAL ESTATE TRUST OPERATING PARTNERSHIP, L.P.

By: NexPoint Diversified Real Estate Trust OP GP, LLC, its general partner

By: NexPoint Diversified Real Estate Trust, its managing member

By:	/s/Matt McGraner
Name:	Matt McGraner
Title:	Executive VP, Chief Investment Officer and Secretary

[Signature Page to Agreement and Plan of Merger]

NXDT HOSPITALITY HOLDCO, LLC

By: NexPoint Diversified Real Estate Trust Operating Partnership, L.P., its managing member

By: NexPoint Diversified Real Estate Trust OP GP, LLC, its general partner

By: NexPoint Diversified Real Estate Trust, its managing member

By:	/s/ Matt McGraner
Name:	Matt McGraner
Title:	Executive VP, Chief Investment Officer and Secretary

[Signature Page to Agreement and Plan of Merger]

NEXPOINT HOSPITALITY TRUST

By:	/s/ Matt McGraner
	Name:	MATT MCGRANER
	Title:	AUTHORIZED SIGNTORY

NHT INTERMEDIARY, LLC

By:	/s/Matt McGraner
	Name:	MATT MCGRANER
	Title:	AUTHORIZED SIGNATORY

NHT HOLDINGS, LLC

By:	/s/Matt McGraner
	Name:	MATT MCGRANER
	Title:	AUTHORIZED SIGNATORY

NHT OPERATING PARTNERSHIP, LLC

By:	/s/Matt McGraner
	Name:	MATT MCGRANER
	Title:	AUTHORIZED SIGNATORY

[Signature Page to Agreement and Plan of Merger]